     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1999
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                             CMS ENERGY CORPORATION
             (Exact name of registrant as specified in its charter)

               MICHIGAN                                    6719                                   38-2726431
   (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
    incorporation or organization)             Classification Code Number)                   Identification No.)

                        FAIRLANE PLAZA SOUTH, SUITE 1100
                             330 TOWN CENTER DRIVE
                            DEARBORN, MICHIGAN 48126
                                  313-436-9200
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                                 ALAN M. WRIGHT
               SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                             CMS ENERGY CORPORATION
                        Fairlane Plaza South, Suite 1100
                             330 Town Center Drive
                            Dearborn, Michigan 48126
                                  313-436-9200
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With copies to:

                          MICHAEL D. VAN HEMERT, ESQ.
                           ASSISTANT GENERAL COUNSEL
                             CMS ENERGY CORPORATION
                        Fairlane Plaza South, Suite 1100
                             330 Town Center Drive
                            Dearborn, Michigan 48126
                                 (313) 436-9200
                            ------------------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                            ------------------------
If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM     PROPOSED MAXIMUM      AMOUNT OF
         TITLE OF EACH CLASS OF             AMOUNT BEING     OFFERING PRICE     AGGREGATE OFFERING    REGISTRATION
      SECURITIES TO BE REGISTERED            REGISTERED         UNIT(1)              PRICE(1)             FEE
------------------------------------------------------------------------------------------------------------------
6.75% Senior Notes
  Due 2004, Series B....................    $300,000,000          100%             $300,000,000        $83,400.00
------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f) solely for the purpose of calculating the registration fee.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             CROSS-REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                 SHOWING THE LOCATION IN THE PROSPECTUS OF THE
                   INFORMATION REQUIRED BY PART I OF FORM S-4

          ITEM NUMBER AND CAPTION                   LOCATION IN THE PROSPECTUS
          -----------------------                   --------------------------
A. INFORMATION ABOUT THE TRANSACTION
1.     Forepart of Registration Statement
       and Outside Front Cover Page of the
       Prospectus..........................    Front Cover Page of the Registration
                                               Statement; Outside Front Cover Page
                                               of the Prospectus
2.     Inside Front and Outside Back Cover
       Pages of the Prospectus.............    Inside Front Cover Page of the
                                               Prospectus; Outside Back Cover Page
                                               of the Prospectus
3.     Risk Factors, Ratio of Earnings to
       Fixed Charges and Other
       Information.........................    Prospectus Summary; Risk Factors;
                                               Selected Consolidated Financial
                                               Data; Ratio of Earnings to Fixed
                                               Charges; Where to Find More
                                               Information
4.     Terms of the Transaction............    Prospectus Summary; Use of Proceeds;
                                               The Exchange Offer; Description of
                                               Exchange Notes; Certain United
                                               States Federal Income Tax
                                               Consequences; Plan of Distribution
5.     Pro Forma Financial Information.....    Capitalization
6.     Material Contracts with the Company
       Being Acquired......................    *
7.     Additional Information Required for
       Reoffering by Persons and Parties
       Deemed to be Underwriters...........    *
8.     Interests of Named Experts and
       Counsel.............................    Legal Matters; Experts
9.     Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.........................    *

B. INFORMATION ABOUT THE REGISTRANT
10.    Information with Respect to S-3
       Registrants.........................    Where to Find More Information;
                                               Prospectus Summary; The Company;
                                               Selected Consolidated Financial
                                               Data; Use of Proceeds; Ratio of
                                               Earnings to Fixed Charges;
                                               Capitalization
11.    Incorporation of Certain Information
       by Reference........................    Where to Find More Information

          ITEM NUMBER AND CAPTION                   LOCATION IN THE PROSPECTUS
          -----------------------                   --------------------------
12.    Information With Respect to S-2 or
       S-3 Registrants.....................    *
13.    Incorporation of Certain Information
       by Reference........................    *
14.    Information With Respect to
       Registrants Other Than S-3 or S-2
       Registrants.........................    *

C. INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.    Information With Respect to S-3
       Companies...........................    *
16.    Information With Respect to S-2 or
       S-3 Companies.......................    *
17.    Information With Respect to
       Companies Other than S-3 or S-2
       Companies...........................    *

D. VOTING AND MANAGEMENT INFORMATION
18.    Information if Proxies, Consents or
       Authorizations are to be
       Solicited...........................    *
19.    Information if Proxies, Consents or
       Authorizations are not to be
       Solicited, or in an Exchange
       Offer...............................    Directors and Executive Officers;
                                               Executive Compensation; The Exchange
                                               Offer

-------------------------
* Item is omitted because response is negative or item is inapplicable.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS
MAY   , 1999
                                     [LOGO]

                                 EXCHANGE OFFER

                     6.75% SENIOR NOTES DUE 2004, SERIES A
                                      FOR
                     6.75% SENIOR NOTES DUE 2004, SERIES B
--------------------------------------------------------------------------------

THE COMPANY:

- We are a leading diversified energy company operating in the United States and around the world.

- CMS Energy Corporation
  Fairlane Plaza South, Suite 1100
  330 Town Center Drive
  Dearborn, Michigan 48126
  (313) 436-9200

THE OFFERING:

- We will exchange the Series A notes for Series B Exchange Notes until the
  close of business on              , 1999.

- We will receive no proceeds from the exchange.
THE SERIES B EXCHANGE NOTES:

- Terms: Will be substantially identical to the Series A notes and will be registered under the Securities Act of 1933.

- Maturity: January 15, 2004.

- Interest Payments: Semi-annually in cash in arrears on January 15 and July 15, commencing on July 15, 1999.

- Redemption: We can redeem some or all of the Series B Exchange Notes at our option on at least 30 days' notice.

- Mandatory Offer to Repurchase: If we experience certain types of change in control, holders of the Series B Exchange Notes can require us to purchase some or all of the Series B Exchange Notes they hold.

- Ranking of Notes: The Series B Exchange Notes rank equally with all of our other unsecured and unsubordinated indebtedness.

--------------------------------------------------------------------------------
    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE    .
--------------------------------------------------------------------------------

These Securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is May   , 1999

                               TABLE OF CONTENTS

                                                              PAGE
Forward-Looking Statements..................................    i
Where to Find More Information..............................    i
Prospectus Summary..........................................    1
Selected Historical and Pro Forma Financial Data............   10
Risk Factors................................................   12
Ratio of Earnings to Fixed Charges..........................   16
Use of Proceeds.............................................   16
Capitalization..............................................   17
The Company.................................................   18
Description of the Exchange Notes...........................   21
The Exchange Offer..........................................   42
Directors and Executive Officers............................   50
Executive Compensation......................................   50
Certain United States Federal Income Tax Consequences.......   51
Plan of Distribution........................................   54
Legal Matters...............................................   54
Experts.....................................................   55

                           FORWARD-LOOKING STATEMENTS

     This Prospectus contains or incorporates by reference forward-looking statements. The factors identified under "Risk Factors" are important factors (but not necessarily all important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, us.

     Where any such forward-looking statements include a statement of the assumptions or bases underlying such forward-looking statements, we caution that, while such assumptions or bases are believed to be reasonable and are made in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending upon the circumstances. Where, in any forward-looking statement, we express an expectation or belief as to future results, such expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the statement of expectation or belief will result or be achieved or accomplished. The words "believe", "expect", "estimate", "project" and "anticipate" and similar expressions identify forward-looking statements.

                         WHERE TO FIND MORE INFORMATION

     We file annual, quarterly and current reports as well as other information with the Securities and Exchange Commission. The public may read and copy any reports or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth

Street N.W., Washington, D.C., 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1(800) SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

     We have securities listed on the New York Stock Exchange. You can inspect and copy reports and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005.

     We are "incorporating by reference" information into this Prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus. This Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

     SEC FILINGS (FILE NO. 1-9513)        PERIOD/DATE
     -----------------------------        -----------
 --  Registration Statement on Form       November 21, 1996
8-B/A                                     Year ended December 31, 1998
 --  Annual Report on Form 10-K           Filed January 20, 1999 and April 6, 1999
 --  Current Reports on Form 8-K

     The documents we have filed with the SEC after the date of this Prospectus and prior to the termination of the offering made by this Prospectus are also incorporated by reference into this Prospectus.

     This Prospectus, which is a part of the exchange offer registration statement, does not contain all of the information found in the exchange offer registration statement including various exhibits and schedules. We are incorporating by reference the exchange offer registration statement.

     You may request a copy of these filings and the exchange offer registration statement at no cost, by writing or telephoning CMS Energy at the following address:

                             CMS Energy Corporation
Attn: Office of the Secretary
Fairlane Plaza South, Suite 1100
330 Town Center Drive
Dearborn, Michigan 48126
Telephone: (313) 436-9200

     You should rely only on the information contained or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from this information.

                               PROSPECTUS SUMMARY

     This summary may not contain all the information that may be important to you. You should read the entire Prospectus, including the financial data and related notes, before making an investment decision. The terms "CMS ENERGY", "COMPANY", "OUR" and "WE" as used in this Prospectus refer to CMS Energy Corporation and its subsidiaries. The term "YOU" as used in this Prospectus as the context requires refers to a holder of Notes or Exchange Notes.

                                  THE COMPANY

     We are a leading diversified energy company operating in the United States and around the world. Our two principal subsidiaries are Consumers Energy Company ("CONSUMERS") and CMS Enterprises Company ("ENTERPRISES"). Consumers is a public utility that provides natural gas and electricity to almost six million of the nine and one-half million residents in Michigan's Lower Peninsula. Enterprises, through subsidiaries, is engaged in several domestic and international energy businesses including:

          - Transmission, storage and processing of natural gas;

          - Independent power production;

          - Oil and gas exploration and production;

          - International energy distribution; and

          - Energy marketing, services and trading.

     Our consolidated operating revenue in 1998 was $5.1 billion. 51% of our consolidated operating revenue was derived from electric utility operations, 21% from gas utility operations, 18% from energy marketing, services and trading operations, 6% from independent power production and other non-utility operations, 3% from transmission, storage and processing of natural gas, and 1% from oil and gas exploration and production operations.

     Consumers' consolidated operations currently account for a majority of our total assets, revenues and income. Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries. At year end 1998, Consumers provided service to 1.64 million electric customers and 1.55 million gas customers. Consumers' consolidated operating revenue in 1998 was $3.7 billion. 70% of Consumers' operating revenue was generated from its electric utility business, 29% from its gas utility business, and 1% from its non-utility business.

     We routinely evaluate, invest in, acquire and divest energy-related assets and/or businesses both domestically and internationally. Cash or securities are routinely the consideration for such transactions.

     We were incorporated in Michigan in 1987 and our world wide web address is http://www.cmsenergy.com. Our web site is not part of this Prospectus. Our telephone number is (313) 436-9200.

                               BUSINESS STRATEGY

     We seek to remain a leader in the domestic and international energy industry, focusing our growth primarily in three energy sectors: electric utility, natural gas and diversified energy. As a result of our acquisition of the Panhandle Companies described below, approximately one-third of our assets is in each of these three energy sectors. Our Consumers subsidiary is a leading producer and distributor of electricity and natural gas in Michigan's Lower Peninsula. Through the acquisition of the Panhandle Companies we have significantly enhanced our domestic natural gas assets. Through our Enterprises subsidiary, we intend to become a leading diversified energy company with operations in virtually all segments of the North American and worldwide energy industry.

     In pursuing these business objectives, we intend to: (i) generate stable earnings and cash flow from our regulated businesses through maximization of retail electricity and natural gas services and natural gas transportation revenues, as well as active cost management; (ii) invest in energy-related projects which complement and expand our non-regulated and diversified energy businesses, as well as in selected projects in regulated businesses which management believes are capable of generating favorable risk-adjusted returns; and (iii) pursue new areas for energy-related business expansion, including strategic acquisitions and joint ventures. We expect to continue to capitalize on emerging trends in the energy industry, including the growing worldwide demand for energy infrastructure and the privatization of existing governmental energy assets, as well as the deregulation of the natural gas and electricity industries in the United States.

     We believe that our recent acquisition of Panhandle Eastern Pipe Line Company ("PANHANDLE") and its principal subsidiaries, Trunkline Gas Company ("TRUNKLINE") and Pan Gas Storage Company, as well as its affiliates, Panhandle Storage Company and Trunkline LNG Company ("TRUNKLINE LNG" and, collectively, the "PANHANDLE COMPANIES"), as further described below enhances our ability to achieve our business objectives. See '--Recent Developments". In fact, we have implemented our business strategy to capitalize on the ownership of the Panhandle Companies by: (i) participating in the construction, ownership and operation of a 550 megawatt natural gas-fired cogeneration facility in Dearborn, Michigan which will require approximately 100 million cubic feet of natural gas per day which we will seek to transport using the Panhandle Companies; and (ii) integrating the operations of the Panhandle Companies with those of our existing and in-development natural gas transmission, processing and storage operations. This integration includes connecting our natural gas gathering and processing systems in the mid-continent region to our Midwestern markets and the pending development of the TriState Pipeline running from a natural gas transportation hub outside Chicago through a combination of new and existing pipelines to ultimately connect to a natural gas transportation hub in southwest Ontario.

                              RECENT DEVELOPMENTS

ACQUISITION OF THE PANHANDLE COMPANIES

     On March 29, 1999 we acquired all of the outstanding common stock of the Panhandle Companies from Duke Energy Corporation. We paid $1.9 billion in cash to Duke Energy Corporation and assumed $300 million of existing Panhandle debt.

     The Panhandle Companies are primarily engaged in the interstate transmission and storage of natural gas. The Panhandle Companies operate one of the nation's largest natural gas pipeline networks, providing customers in the Midwest and Southwest with a comprehensive array of transportation services. This interconnected 10,400 mile system accesses virtually all major natural gas regions in the United States.

     Panhandle's transmission system consists of four large-diameter parallel pipelines and extends approximately 1,300 miles from producing areas in the Anadarko Basin of Texas, Oklahoma and Kansas through the states of Missouri, Illinois, Indiana and Ohio into Michigan. Panhandle's system connects with the Trunkline system at Tuscola, Illinois.

     Trunkline's transmission system consists principally of three large-diameter parallel pipelines extending approximately 1,400 miles from the Gulf Coast areas of Texas and Louisiana through the states of Arkansas, Mississippi, Tennessee, Kentucky, Illinois and Indiana to a point on the Indiana-Michigan border. Trunkline also owns and operates two offshore Louisiana natural gas supply systems consisting of 337 miles of pipeline extending approximately 81 miles into the Gulf of Mexico.

     Panhandle's major customers include approximately 20 utilities located in the Midwest market area that encompasses large portions of Michigan, Ohio, Indiana, Illinois and Missouri. Trunkline's major customers include six utilities located in portions of Illinois, Indiana, Michigan, Ohio and Tennessee. Transportation service for Consumers accounted for approximately 10% of the combined revenue of the Panhandle Companies.

     The Panhandle Companies own and operate five underground gas storage fields located in Illinois, Michigan, Kansas, Oklahoma and Louisiana with a combined maximum working gas storage capacity of 70 billion cubic feet.

     Trunkline LNG owns a liquified natural gas ("LNG") regasification plant and related LNG tanker port, unloading facilities and LNG and gas storage facilities located at Lake Charles, Louisiana. The LNG plant has the capacity to deliver 700 million cubic feet per day but has been operated on a limited basis for a number of years.

     The rates and operations of the Panhandle Companies are subject to regulation by the Federal Energy Regulatory Commission.

     We used approximately $600 million in bridge financing, $500 million in revolving credit loans and $800 million of senior unsecured notes issued by CMS Panhandle Holding Company to fund the cash portion of the purchase price for the acquisition of the Panhandle Companies. We expect to complete permanent financing of the acquisition with the sale of approximately $600 million of our common stock.

     Please refer to our Forms 8-K dated January 20, and April 6, 1999 for further information concerning this transaction.

     The following information summarizes our results of operation for the year ended December 31, 1998 as well as the comparable prior year amounts. Certain of our prior year information presented has been restated as a result of a 1998 change in accounting for investments in oil and gas properties.

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1998          1997
                                                              -------       -------
                                                              (IN MILLIONS, EXCEPT
                                                               PER SHARE AMOUNTS)
Operating revenue...........................................  $5,141        $4,781
Operating expenses..........................................   4,366         4,065
Pretax operating income.....................................     775           716
Income taxes................................................     100           108
Consolidated net income before cumulative effect of change
  in accounting principle...................................     242           244
Cumulative effect of change in accounting for property
  taxes, net of tax(1)......................................      43            --
Consolidated net income.....................................     285           244
Net income attributable to common stocks(1)
  CMS Energy................................................  $  272        $  229
  Class G...................................................      13            15
Average common shares outstanding
  CMS Energy................................................     102            96
  Class G...................................................       8             8
Earnings per average common share(1)
  CMS Energy
     Basic..................................................  $ 2.65        $ 2.39
     Diluted................................................    2.62          2.37
  CMS Class G Basic and Diluted.............................    1.56          1.84
Dividends declared per common share
  CMS Energy................................................    1.26          1.14
  Class G...................................................    1.27          1.21

-------------------------
     (1) In 1998, Consumers implemented a change in the method of accounting for property taxes which had the cumulative effect of increasing other income by $66 million, including $18 million attributable to the portion of business relating to Class G common stock. Our earnings, net of tax, increased by $43 million, or $0.40 per share for CMS Energy common stock and $0.36 per share for Class G common stock.

     Our consolidated net income and earnings per share in 1998 as reported above increased 17% and 11%, respectively, over 1997. The results reflect substantial improvements in our utility and diversified energy businesses and were achieved despite the warmest weather in Michigan since 1921 and the lowest oil prices worldwide in the last 13 years.

                               THE NOTE OFFERING

The Notes....................   On February 3, 1999 we sold $300 million of our
                                6.75% Senior Notes Due 2004, Series A (the
                                "NOTES"). The Notes were offered to qualified institutional buyers under Rule 144A as well as certain qualified foreign purchasers pursuant to Regulation S.

Registration Rights
Agreement....................   We executed a Registration Rights Agreement
                                which provides that we will grant certain registration and exchange rights to Note holders. As a result, we have filed a registration statement with the SEC which will permit you to exchange the Notes for new notes which are registered under the Securities Act of 1933. The transfer restrictions will be removed from the new notes. We are conducting the exchange offer to satisfy our obligations with respect to certain exchange and registration rights. Except for a few limited circumstances, these rights will terminate when the exchange offer ends.

                               THE EXCHANGE OFFER

Securities Offered...........   $300 million principal amount of 6.75% Senior
                                Notes Due 2004, Series B (the "EXCHANGE NOTES").

Exchange Offer...............   The Exchange Notes will be offered for all
                                outstanding Notes. Currently, there are $300 million aggregate principal amount of Notes outstanding. The Notes may be tendered only in integral amounts of $1,000.

Resale of Exchange
Notes........................   Based on SEC no action letters, we believe that
                                after the exchange offer you may offer and sell the Exchange Notes without registration under the Securities Act of 1933 so long as:

                                - You acquire the Exchange Notes in the ordinary
                                  course of business.

                                - When the exchange offer begins you do not have
                                  an arrangement with another person to
                                  participate in a distribution of the Exchange Notes.

                                - You are not engaged in a distribution of, nor
                                  do you intend to distribute, the Exchange
                                  Notes.

                                When you tender the Notes we will ask you to represent to us that:

                                - You are not our affiliate.

                                - You will acquire the Exchange Notes in the
                                  ordinary course of business.

                                - When the exchange offer begins you are not
                                  engaged in nor do you have plans with another person to be engaged in a distribution of the Exchange Notes.

                                If you are unable to make these representations, you will be required to comply with the registration and prospectus delivery requirements under the Securities Act of 1933 in connection with any secondary resale transaction.

                                If you are a broker-dealer and receive Exchange Notes for your own account, you must acknowledge that you will deliver a prospectus if you resell the Exchange Notes. By acknowledging your intent and delivering a prospectus you will not be deemed to admit that your are an "underwriter" under the Securities Act of 1933. You may use this Prospectus as it is amended from time to time when you resell Exchange Notes which were acquired from market-making or trading activities. For a year after the Expiration Date we will make this Prospectus available to any broker-dealer in connection with such a resale. See "Plan of Distribution."

                                If necessary, we will cooperate with you to register and qualify the Exchange Notes for offer or sale without any restrictions or limitations under state "blue sky" laws.

Consequences of Failure to
Exchange Notes...............   If you do not exchange your Notes during the
                                exchange offer you will no longer be entitled to registration rights. You will not be able to offer or sell the Notes unless they are later registered, sold pursuant to an exemption from registration or sold in a transaction not subject to the Securities Act of 1933 or state securities laws. See "The Exchange
                                Offer--Consequences of Failure to Exchange."

Expiration Date..............   5:00 p.m., EST, on                , 1999 (the
                                "EXPIRATION DATE"). We may extend the exchange offer.

Conditions to the Exchange
Offer........................   No minimum principal amount of Notes must be
                                tendered to complete the exchange offer.
                                However, the exchange offer is subject to certain customary conditions which we may waive.
                                See "The Exchange Offer--Conditions." Other than
                                United States federal and state securities laws we do not need to satisfy any regulatory requirements or obtain any regulatory approval to conduct the exchange offer.

Procedures for Tendering
Notes........................   If you wish to participate in the exchange offer
                                you must complete, sign and date the letter of transmittal or a facsimile copy and mail it or deliver it to the exchange agent along with any necessary documentation. Instructions and the address of the exchange agent will be on the letter of transmittal and can be found in this Prospectus.
                                See "The Exchange Offer--Procedures for
                                Tendering" and; "--Exchange Agent." You must also effect a tender of Notes pursuant to the procedures for book-entry transfer as described in this Prospectus. See "The Exchange
                                Offer--Procedures for Tendering."

Guaranteed Delivery
Procedures...................   If you cannot tender the Notes, complete the
                                letter of transmittal or provide the necessary documentation prior to the termination of the exchange offer, you may tender your Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed
                                Delivery Procedures."

Withdrawal Rights............   You may withdraw tendered Notes at any time
                                prior to 5:00 p.m. EST on the Expiration Date.
                                You must send a written or facsimile withdrawal notice to the Exchange Agent prior to 5:00 p.m.
                                on the Expiration Date.

Acceptance of Notes and
Delivery of Exchange Notes...   All Notes properly tendered to the Exchange
                                Agent by 5:00 p.m. on the Expiration Date will be accepted for exchange. The Exchange Notes will be delivered promptly after the Expiration
                                Date. See "The Exchange Offer--Acceptance of
                                Notes for Exchange; Delivery of Exchange Notes"

Certain United States Tax
Consequences.................   Exchanging Notes for the Exchange Notes will not
                                be a taxable exchange for United States federal income tax purposes. See "Certain United States
                                Federal Income Tax Consequences."

Exchange Agent...............   NBD Bank is exchange agent (the "EXCHANGE
                                AGENT") for the exchange offer.

Fees and Expenses............   We will pay all fees and expenses associated
                                with the exchange offer and compliance with the Registration Rights Agreement.

Use of Proceeds..............   We will receive no cash proceeds in connection
                                with the exchange offer. We used the net proceeds of $295.5 million from the sale of the Notes to repay debt outstanding under our existing revolving credit facility and for general corporate purposes.

                               THE EXCHANGE NOTES

Issuer.......................   CMS Energy Corporation, a Michigan corporation.

Securities Offered...........   $300 million principal amount of 6.75% Senior
                                Notes Due 2004, Series B (the "EXCHANGE NOTES").

Maturity.....................   January 15, 2004.

Interest Rate................   The Exchange Notes will bear interest at the
                                rate of 6.75% per annum, payable semiannually in cash in arrears on January 15 and July 15 of each year, commencing July 15, 1999.

Optional Redemption..........   The Exchange Notes will be redeemable at our
                                option, in whole or in part, at any time or from time to time, on not less than 30 days' notice, at the redemption prices determined as described in this Prospectus, plus any accrued interest to the date fixed for redemption.

Change in Control............   If a change in control were to occur, each
                                holder of Exchange Notes would be able to require us to repurchase such Exchange Notes, in whole or in part, at a price equal to 101% of the principal amount of those Exchange Notes, plus any accrued and unpaid interest.

Ranking......................   The Exchange Notes will be unsecured debt
                                securities of the Company. The Exchange Notes will rank equally in right of payment with all our other unsecured and unsubordinated indebtedness. As of December 31, 1998, we had outstanding approximately $2.766 billion aggregate principal amount of indebtedness, none of which was secured. None of such indebtedness at the parent-only level would be senior to the Exchange Notes and the Exchange Notes will not be senior to such indebtedness. The Exchange
                                Notes will be senior to certain subordinated debentures in aggregate principal amount of $178 million issued in connection with certain preferred securities of a subsidiary trust.

Certain Covenants............   The indenture governing the Exchange Notes will
                                contain covenants that will, among other things, limit our ability to pay dividends or distributions, incur additional indebtedness, incur additional liens, sell, transfer or dispose of certain assets, enter into certain transactions with affiliates or enter into certain mergers or consolidations.

Form and Denomination........   The Exchange Notes will be fully registered
                                under the Securities Act of 1933. The Exchange
                                Notes will be issued in the form of one or more global notes and will be held by a custodian and registered in the name of a designee of the depositary. Beneficial interests in the global notes as well as any sales of interests in the global notes will be shown on records maintained by the depositary.

Exchange Offer; Registration
Rights.......................   To remove the transferability restrictions on
                                the Notes, we agreed to file a registration statement with the SEC to permit you to exchange the Notes for new Exchange Notes which are registered under the Securities Act of 1933. We agreed to file the registration statement within 90 days after the sale of the Notes; to use our best efforts to have it declared effective within 120 days after the sale of the Notes; and complete the exchange offer within 30 days after the registration statement is effective. If we do not comply with these requirements, we must pay you higher interest until we are in compliance.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following selected historical and pro forma financial data for the years ended December 31, 1996 through 1998 has been derived from our audited consolidated financial statements. Certain historical selected financial information presented herein has been restated as a result of a 1998 change in accounting for investments in oil and gas properties. Please refer to our Form 8-K dated July 30, 1998 which is incorporated by reference into this Prospectus. Other data presented herein, which was not previously restated to reflect the change in accounting method described in the Form 8-K, has also been restated. The financial information set forth below should be read in conjunction with the consolidated financial statements, related notes and other financial information which is included elsewhere in this Prospectus and incorporated by reference into this Prospectus. See "Where to Find More Information."

     The unaudited pro forma selected financial information illustrates the effects of (i) various restructuring, realignment, and elimination of activities between the Panhandle Companies and Duke Energy Corporation prior to the closing of the acquisition of the Panhandle Companies by CMS Energy (the "ACQUISITION");
(ii) the adjustments resulting from the Acquisition; and (iii) certain Panhandle and CMS Energy financing transactions which were completed to facilitate the Acquisition, including the public issuance of $800 million of senior notes by CMS Panhandle Holding Company, $500 million of senior debt by CMS Energy as well as the anticipated sale of 14 million shares of common stock by CMS Energy which is expected to aggregate approximately $600 million.

                                                          YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------
                                                                                   PRO FORMA
                                                1996        1997        1998         1998
                                               ------      ------      ------      ---------
                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Operating revenue........................    $4,324      $4,781      $5,141       $5,566
  Operating expense........................     3,648       4,065       4,366        4,625
  Pre-tax operating income.................       676         716         775          941
  Income taxes.............................       137         108         100          128
Consolidated net income before cumulative
  effect of change in accounting
  principle................................    $  224      $  244      $  242       $  277
Cumulative effect of change in accounting
  for property taxes, net of tax(1)........        --          --          43           43
  Consolidated net income..................       224         244         285          320
  Net income attributable to common
     stocks(1)
     CMS Energy............................    $  210      $  229      $  272       $  307
     Class G...............................        14          15          13           13
Average common shares outstanding
  CMS Energy...............................        92          96         102          116
  Class G..................................         8           8           8            8
Earnings per average common share(1)
  CMS Energy
     Basic.................................    $ 2.27      $ 2.39      $ 2.65       $ 2.66
     Diluted...............................      2.26        2.37        2.62         2.63
  CMS Class G Basic and Diluted............      1.82        1.84        1.56         1.56
Dividends declared per common share
  CMS Energy...............................      1.02        1.14        1.26         1.26
  Class G..................................      1.15        1.21        1.27         1.27

                                                           AS OF DECEMBER 31,
                                                ----------------------------------------
                                                                               PRO FORMA
                                                 1996      1997      1998        1998
                                                ------    ------    -------    ---------
                                                             (IN MILLIONS)
BALANCE SHEET DATA:
  Cash and cash equivalents.................    $   58    $   69    $   101     $   101
  Net plant and property....................     5,029     5,144      6,040       7,616
  Total assets..............................     8,363     9,508     11,310      13,784
  Long-term debt, excluding current
     maturities.............................     2,842     3,272      4,726       6,344
  Non-current portion of capital leases.....       103        75        105         105
  Notes payable.............................       333       382        328         328
  Other liabilities.........................     3,093     3,361      3,304       3,560
  Company-obligated mandatorily redeemable
     trust preferred securities of Consumers
     Power Company Financing I(2)...........       100       100        100         100
  Company-obligated mandatorily redeemable
     trust preferred securities of Consumers
     Energy Company Financing II(2).........        --       120        120         120
  Preferred stock of subsidiary.............       356       238        238         238
  Company-obligated convertible trust
     preferred securities of CMS EnergyTrust
     I(3)...................................        --       173        173         173
  Common stockholders' equity...............    $1,536    $1,787    $ 2,216     $ 2,816

-------------------------

     (1) During the first quarter of 1998, Consumers implemented a change in the method of accounting for property taxes which had the cumulative effect of increasing other income by $66 million, including $18 million attributable to the portion of business relating to Class G common stock. Earnings, net of tax, increased by $43 million or $0.40 per share for CMS Energy common stock and $0.36 per share for Class G common stock.

     (2) The primary asset of Consumers Power Company Financing I is $103 million principal amount of 8.36% subordinated deferrable interest notes due 2015 from Consumers. The primary asset of Consumers Energy Company Financing II is $124 million principal amount of 8.20% subordinated deferrable interest notes due 2027 from Consumers.

     (3) The primary asset of CMS Energy Trust I is $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from CMS Energy.

                                  RISK FACTORS

     In addition to the information set forth in this Prospectus, you should carefully consider the risks described below before making an investment in the Exchange Notes. The risks described below are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

LEVERAGE, DEBT SERVICE AND ABILITY TO PAY DIVIDENDS

     We, as a parent holding company, have substantial leverage and significant debt service obligations which must be serviced by dividends or other distributions and cash transfers from our subsidiaries or jointly owned enterprises. As of December 31, 1998, we had outstanding $2.766 billion of unsecured senior debt which will be ranked on an equal basis with the Exchange Notes and our other liabilities and obligations to trade and other creditors. On a consolidated basis, we and our subsidiaries had outstanding $6.094 billion of long-term indebtedness and mandatorily redeemable trust preferred securities. On a consolidated basis our debt was 67% of total capitalization as of December 31, 1998. As a result of restrictions contained in Consumers' mortgage bond indenture and preferred stock provisions, and other legal restrictions, Consumers' ability to pay dividends or acquire its own stock from us is limited. Based upon the most restrictive provision, as of December 31, 1998, Consumers would be able to pay an aggregate of $300 million in dividends to us. In the four years ended December 31, 1998, Consumers paid out $729 million or 60% of its earnings in cash dividends to us. Enterprises is also limited in the amount of dividends it is able to pay since it is expanding its developing businesses at a rapid rate and also has various restrictions on its ability to pay dividends or acquire its own stock. Adverse financial or other economic circumstances affecting our subsidiaries may adversely affect our ability to meet our obligations to make payments on the Exchange Notes.

     Our high debt leverage and the structurally subordinated position of the Exchange Notes just described, as well as restrictions on the issuance of additional debt in our financing agreements, could limit our ability to obtain additional capital for future operating requirements and capital expenditures. Our ability to take full advantage of opportunities and to adjust to rapidly changing conditions in the markets we now serve or plan to enter and to react to possible adverse national and international financial markets also could be adversely affected. In turn, these factors could adversely affect our ability to make payments on the Exchange Notes.

STRUCTURAL SUBORDINATION

     Due to our holding company structure and the restrictions on dividend and other types of payments by our subsidiaries to us as the parent company, the Exchange Notes are effectively subordinated to the payment of interest, principal and preferred distributions on the debt, preferred securities and other liabilities of Consumers and Enterprises and each of their subsidiaries. None of these entities will be obligated to pay amounts due on the Exchange Notes.

DOMESTIC COMPETITION AND REGULATORY RESTRUCTURING

     Federal and state regulation of electric and natural gas utilities, interstate pipelines and independent electric power producers has changed dramatically in the last two decades and could continue to change over the next several years. In general, such regulatory changes have resulted and will continue to result in increased competition in our domestic energy businesses.

     The regulatory changes have been particularly significant in our natural gas businesses. As a result of these changes, gas distribution companies like Consumers deliver the natural gas which is sold directly to customers by gas producers, marketers and others, some of whom are our competitors for these sales. While Consumers' current rates allow it to charge gas delivery rates which enable Consumers to maintain its margins in retail gas service, the full impact of competition remains to be seen, particularly if and when Consumers' existing pilot program providing other gas suppliers direct access to its customers is extended to all of Consumers' gas customers. Our unregulated gas marketing subsidiary is an experienced and successful competitor in this new market environment, but rapidly changing competitive conditions could adversely affect its margins and market share and add volatility to its financial results. Further changes in federal and state regulation of the natural gas industry could also adversely affect Consumers' gas utility business and Enterprises' non-utility gas marketing business.

     Since we have completed the Acquisition, a significant portion of our domestic cash flow and revenue comes from our interstate pipeline business. Federal Energy Regulatory Commission ("FERC") policy allows the issuance of certificates authorizing the construction of new interstate pipelines which are competitive with existing pipelines. A number of new pipeline and pipeline expansion projects have been approved or are pending approval by the FERC in order to transport large additional volumes of natural gas to the Midwest from Canada. These pipelines will be able to compete with Panhandle and Trunkline. Increased competition could reduce the volumes of gas transported by Panhandle and Trunkline to their existing markets or cause them to lower rates in order to meet competition. This could lower the financial benefits we expect from the Acquisition.

     Federal regulation of wholesale sales and transmission of electricity and state regulation of the retail sale and distribution of electricity have also changed significantly. This is particularly true since 1992 when the Energy Policy Act was enacted. This legislation and FERC regulations which followed it have effectively granted independent power producers and electricity marketers "direct access" to the interstate electric transmission systems owned by electric utilities. All electric utilities are required to offer transmission services to new market entrants on a non-discriminatory basis. As a result, wholesale electricity markets have become much more competitive. While this has not adversely affected us to date, and does present us with opportunities to expand our market reach for electric power sales by both Consumers and our non-utility generating facilities, the rapidly changing nature of the marketplace creates the opportunity for competitors to market electricity to our wholesale customers, such as municipal systems in Michigan. Ultimately, these new power suppliers may sell power directly to our retail customers when Consumers' electric distribution system is open for competitors to transmit power to Consumers' retail markets. While Consumers would be allowed under current regulations to charge compensatory rates for distributing electricity supplied by others, it is uncertain whether Consumers' profit margins on retail electric service will be maintained over the long run.

     The Michigan Public Service Commission ("MPSC") issued several orders in 1997 and 1998 restructuring the electric power industry in Michigan. Under these orders as currently in effect, Consumers is required to allow certain customers to elect to purchase electric power directly from other suppliers, such as independent power producers, power marketers and other utilities. This direct access program is expected to commence in 1999 and will be phased in to cover 750 megawatts of Consumers' retail market by 2001. By January 1, 2002, all of Consumers' customers will have this option. It is not possible at this time to predict the extent to which Consumers' customers will elect this option or what the ultimate financial impact will be to Consumers. Under the current orders, however, Consumers believes it will be able to maintain its profit margins on and continue to expand its retail electric service.

     In 1998, the Governor of Michigan supported legislation introduced to restructure the electric power industry in Michigan in a manner similar to the MPSC's restructuring orders. The legislation was not enacted, but it is expected that electric industry restructuring legislation will be reconsidered in 1999. While Consumers supported the legislation supported by the Governor, the uncertainty as to whether legislation will be introduced and enacted and what effect any enacted legislation will have on Consumers represents a risk to investors purchasing the Exchange Notes. Similar uncertainty exists with respect to the possibility that federal legislation restructuring the electric power industry will be enacted. A variety of bills changing existing federal regulation of the industry and, in some cases, affecting state regulation have been introduced in the Congress in recent years but none has been enacted.

     Adverse federal or state legislation or adverse future rate determinations by the MPSC in the electric markets could result in Consumers being unable to collect rates sufficient to recover fully its current investment in electric generating facilities and the cost of purchased power.

INTERNATIONAL PROJECT RISKS AND EXCHANGE RATE FLUCTUATIONS

     Our international investments in electric generating facilities, oil and gas exploration, production and processing facilities, natural gas pipelines and electric distribution systems face a number of risks inherent in acquiring, developing and owning these types of facilities. There is significant time and expense in preparing proposals or competitive bids, obtaining the numerous required permits, licenses and approvals, negotiating the necessary agreements with governmental and private parties and obtaining financing. Money spent for these purposes is at risk until all these elements are successfully finalized and it is often impractical to finalize all elements before significant sums have been spent. As a result, there is a risk that these up-front expenditures will be of little value if one of the required approvals or other elements is not finally achieved and the project does not go forward or is not completed. More importantly, international investments of the type we are making are subject to the risk that they may be expropriated or that the required agreements, licenses, permits and other approvals may be changed or terminated in violation of their terms. In addition, the local foreign currency may be devalued or the conversion of the currency may be restricted or prohibited or other actions may be taken which adversely affect the value and the recovery of the investment such as taxes, royalties, or import duties being increased. In some cases the investment may have to be abandoned or disposed of at a loss. These factors could significantly adversely affect the financial results of the affected subsidiary and, in turn, our growth plans for Enterprises' international investments and our financial position and results of operations.

POSSIBLE INABILITY TO PURCHASE EXCHANGE NOTES UPON A CHANGE OF CONTROL

     In the event of a change of control of our Company, each holder of Exchange Notes may require us to purchase all or a portion of its Exchange Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to purchase the Exchange Notes will be limited by the terms of our other debt agreements and our ability to finance the purchase. It is expected that we will issue additional debt with similar change of control provisions. If this occurs, the financial requirements for any purchases could be increased significantly. In addition, the terms of any debt securities issued to purchase debt under these change of control provisions may be unfavorable to us. We cannot assure holders of Exchange Notes that we will be able to finance these purchase obligations or obtain consents to do so from holders of Exchange Notes under other debt agreements restricting these purchases.

NO PUBLIC MARKET FOR THE EXCHANGE NOTES

     There is no active trading market for the Exchange Notes. If any of the Exchange Notes are traded after their initial issuance, they may trade at a discount from their initial offering price. Factors that could cause the Exchange Notes to trade at a discount are an increase in prevailing interest rates, a decline in our credit worthiness, a weakness in the market for similar securities, and declining general economic conditions. Although we have entered into a registration rights agreement with the Donaldson, Lufkin & Jenrette Securities Corporation, Barclays Capital Inc, Chase Securities Inc. and NationsBanc Montgomery Securities LLC (collectively the "INITIAL PURCHASERS") under which we are obligated to file a registration statement and to use our best efforts to have it declared effective, which would allow you to exchange the Notes for Exchange Notes which are registered under the Securities Act of 1933, we cannot assure you that the registration statement although filed will be declared effective, that the exchange will occur, or that an active market for the Exchange Notes will develop. The liquidity of, and trading markets for, the Exchange Notes may also be adversely affected by declines in the markets for high-yield securities generally.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The consolidated ratio of earnings to fixed charges for each of the years ended December 31, 1994 through 1998 is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                   --------------------------------------------
                                                   1994      1995      1996      1997      1998
                                                   ----      ----      ----      ----      ----
Ratio of earnings to fixed charges.............    2.07      1.90      1.96      1.78      1.59

     For the purpose of computing the ratio, earnings represent net income before income taxes, net interest charges and the estimated interest portions of lease rentals.

                                USE OF PROCEEDS

     There will be no cash proceeds payable to us from the issuance of the Exchange Notes. We applied the net proceeds from the sale of the Notes to repay $225 million of the outstanding balance under the $600 million revolving credit facility with The Chase Manhattan Bank, as administrative agent (the "REVOLVING CREDIT FACILITY"), and for general corporate purposes. The Revolving Credit Facility has a weighted average interest rate of 6.6%.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of the Company at December 31, 1998, and as adjusted to reflect the sale of $480 million principal amount of 7.5% Senior Notes Due 2009 on January 25, 1999, the sale of the Notes, the application of the net proceeds from such sale and certain other items referred to below. See "Use of Proceeds." The table should be read in conjunction with the Company's consolidated financial statements and notes thereto included in the incorporated documents as described under "Where to Find More Information."

                                                             AS OF DECEMBER 31, 1998
                                                             ------------------------
                                                             ACTUAL       AS ADJUSTED
                                                             ------       -----------
                                                              (DOLLARS IN MILLIONS)
Non-current portion of capital leases....................    $  105         $  105
Long-term debt:
  Other long-term debt (excluding current
     maturities)(1)......................................     4,726          4,029
  6.75% Senior Notes Due 2004(2).........................        --            300
  7.50% Senior Notes Due 2009(3).........................        --            480
                                                             ------         ------
       Total long-term debt..............................     4,726          4,809
                                                             ------         ------
Total stockholders' equity:
  Company-obligated mandatorily redeemable preferred
     securities of:
     Consumers Power Company Financing I(4)..............       100            100
     Consumers Energy Company Financing II(5)............       120            120
Company-obligated convertible preferred securities of CMS
  Energy Trust I(6)......................................       173            173
  Preferred stock of subsidiary..........................       238            238
  Common stockholders' equity............................     2,216          2,216
                                                             ------         ------
       Total stockholders' equity........................     2,847          2,847
                                                             ------         ------
          Total capitalization...........................    $7,678         $7,761
                                                             ======         ======

-------------------------

     (1) Adjusted to reflect the repayment of $697 million of outstanding balances under the Revolving Credit Facility and other credit facilities from the sale of the Notes and other securities.

     (2) Adjusted to reflect the issuance of $300 million principal amount of the Notes on February 3, 1999.

     (3) Adjusted to reflect the issuance of $480 million principal amount of 7.5% Senior Notes Due 2009 on January 25, 1999.

     (4) The primary asset of Consumers Power Company Financing I is approximately $103 million principal amount of 8.36% subordinated interest notes due 2015 from Consumers.

     (5) The primary asset of Consumers Energy Company Financing II is approximately $124 million principal amount of 8.20% subordinated interest notes due 2027 from Consumers.

     (6) The primary asset of CMS Energy Trust I is approximately $178 million principal amount of 7.75% convertible subordinated debentures due 2027 from the Company.

                                  THE COMPANY

     We are a leading diversified energy company operating in the United States and around the world. Our two principal subsidiaries are Consumers and Enterprises. Consumers is a public utility that provides natural gas and electricity to almost six million of the nine and one-half million residents in Michigan's Lower Peninsula. Enterprises, through subsidiaries, is engaged in several domestic and international energy businesses including:

          - Transmission, storage and processing of natural gas;

          - Independent power production;

          - Oil and gas exploration and production;

          - International energy distribution; and

          - Energy marketing, services and trading.

     Our consolidated operating revenue in 1998 was $5.1 billion. 51% of our consolidated operating revenue was derived from electric utility operations, 21% from gas utility operations, 18% from energy marketing, services and trading operations, 6% from independent power production and other non-utility operations, 3% from transmission, storage and processing of natural gas, and 1% from oil and gas exploration and production operations.

CONSUMERS

     Consumers, formed in Michigan in 1968, is the successor to a corporation organized in Maine in 1910 that did business in Michigan from 1915 to 1968. Consumers was named Consumers Power Company from 1910 to the first quarter of 1997, when Consumers changed its name to Consumers Energy Company. Consumers' consolidated operations currently account for a majority of our total assets, revenues and income. Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries. At year end 1998, Consumers provided service to 1.6 million electric customers and
1.5 million gas customers. Consumers' consolidated operating revenue in 1998 was $3.7 billion. 70% of Consumers' operating revenue was generated from its electric utility business, 29% from its gas utility business, and 1% from its non-utility business.

  ELECTRIC UTILITY OPERATION

     Consumers' electric utility operation constitutes the twelfth largest electric company in the U.S. It serves 1.64 million customers in 61 of 68 of Michigan's Lower Peninsula counties. Principal cities served include Battle Creek, Flint, Grand Rapids, Jackson, Kalamazoo, Midland, Muskegon, and Saginaw. Consumers' electric utility customer base includes a mix of residential, commercial, and diversified industrial customers, the largest segment of which is the automotive industry. Consumers' electric operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers would not have a material adverse effect on its financial condition.

     Consumers' owned and operated an aggregate of 6,190 megawatts ("MW") of electric generating capacity in 1998. In 1998, Consumers purchased 2,545 MW of net capacity, which amounted to 34% percent of Consumers' total system requirements, from independent power producers, the largest being the MCV Facility. Consumers, through wholly-owned subsidiaries, owns a significant ownership and lessor interest in the MCV Facility, a natural gas-fueled cogeneration facility. Total electric sales in 1998 were 40 billion kilowatt hours ("KWH"), a 6% increase over 1997 levels. Consumers' electric operating revenue in 1998 was $2.6 billion, an increase of 3.6% from 1997.

  GAS UTILITY OPERATION

     Consumers' gas utility operation purchases, transports, stores and distributes natural gas. It renders gas service to 1.55 million customers and is authorized to serve in 54 of the 68 counties in Michigan's Lower Peninsula. Principal cities served include Bay City, Flint, Jackson, Kalamazoo, Lansing, Pontiac and Saginaw, as well as the suburban Detroit area. Consumers owns gas transmission and distribution mains and other gas lines, compressor stations and facilities, storage rights, wells and gathering facilities in several storage fields in Michigan. Consumers and its wholly-owned subsidiary, Michigan Gas Storage, inject natural gas into storage during the summer months of the year for use during the winter months when demand is higher. Consumers' gas operation is not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers would not have a material adverse effect on its financial condition.

     Consumers' gas operation is seasonal to the extent that peak demand occurs in winter due to colder temperatures. Total deliveries of natural gas sold by Consumers and from other sellers over Consumers' pipeline and distribution network to ultimate customers, including the MCV Partnership, totaled 360 billion cubic feet ("BCF") in 1998. Consumers' gas operating revenue in 1998 was $1.1 billion, a decrease of 12.7% from 1997.

ENTERPRISES

  TRANSMISSION, STORAGE AND PROCESSING OF NATURAL GAS

     CMS Gas Transmission and Storage ("CMS GTS"), formed in 1988, owns, develops and manages domestic and international natural gas transmission, processing and storage projects consisting of a total of 12,996 miles of pipeline with a capacity of approximately 6.3 Bcf per day. In addition, CMS GTS has processing capabilities of over 760 million cubic feet per day ("MMCF/D") of natural gas. In our Michigan CO(2) removal plants, we process over 330 MMcf/d, representing more natural gas processed than any other processor in the state.

     We have expanded the importance of this line of business with the recent acquisition of the Panhandle Companies, a natural gas pipeline in Western Australia and gathering systems in the panhandle region of Texas and Oklahoma. See "Prospectus Summary--Recent Developments--Acquisition of the Panhandle Companies."

     CMS GTS's operating revenue in 1998 was $160 million, an increase of 67% from 1997.

  INDEPENDENT POWER PRODUCTION

     CMS Generation, formed in 1986, acquires, develops, invests in, constructs and operates non-utility electric power generation projects both in the United States and internationally. As of December 31, 1998, CMS Generation had ownership interests in 32 operating power plants totaling 7,300 (gross) MW (3,236 MW net) throughout the United

States and in Argentina, Australia, India, Jamaica, Morocco and the Philippines. Our net generating capacity has more than tripled since 1993. Projects range in size from 3 MW to 2,000 MW and are fueled by hydro, coal, natural gas, oil, wood, wind, and waste material. Additional projects totaling approximately 6,500 MW are under construction or advanced development.

     The rapid growth in our generating capacity has been matched by growth in this business segment's operating revenue. CMS Generation's operating revenue in 1998 was $277 million an increase of 65% from 1997.

  OIL AND GAS EXPLORATION AND PRODUCTION

     CMS Oil & Gas (formerly known as CMS NOMECO Oil & Gas), formed in 1967, conducts oil and gas exploration and development operations throughout the U.S. and seven other countries. Most of the domestic operations focus on gas exploration and production in Michigan and Louisiana while the international operations focus on oil exploration and production and are distributed across three other continents.

     CMS Oil & Gas achieved production levels in 1998 of 7.7 million barrels of oil, condensate and plant products and 26.5 Bcf of gas.. CMS Oil & Gas' proven oil and gas reserves total 182.6 million net equivalent barrels reflecting a balanced portfolio of high-quality reserves, including 49% oil and condensate and 51% natural gas.

     CMS Oil & Gas' operating revenue, including sales between business segments, was $127 million in 1998, a decrease of 24% from 1997.

  INTERNATIONAL ENERGY DISTRIBUTION

     CMS Electric and Gas Distribution, formed in 1996, is our international energy distribution subsidiary. We have ownership interests in electric distribution companies which provide service in the states of Rio de Janeiro, Sergipe and Minas Gerais in Brazil, the province of Entre Rios in Argentina, and the area of Margarita Island in Venezuela. These electric distribution companies serve a total of 992,000 customers with electricity sales of 4,790 GWh in 1998. We are currently negotiating on an exclusive basis for the acquisition of Turkey's Bursa-Yalova electric distribution system which distributes 3,300 GWh of electricity annually to 700,000 customers near Bursa, about 60 miles south of Istanbul.

  ENERGY MARKETING, SERVICES AND TRADING

     CMS Marketing, Services and Trading ("CMS MST"), formed in 1996, provides gas, oil, coal and electric marketing, risk management and energy management services to industrial, commercial, utility and municipal energy users throughout the United States and internationally. CMS MST has grown dramatically since its inception. Currently, it has more than 7,000 customers, including 30 major gas distribution companies and is active in 30 states and 3 countries. CMS MST's operating revenue in 1998 was $939 million, an increase of 36% from 1997.

                       DESCRIPTION OF THE EXCHANGE NOTES

     The Exchange Notes will be issued as a series of debt securities under the Indenture dated as of September 15, 1992, as previously supplemented (the "INDENTURE") and as further supplemented by an Eighth Supplemental Indenture, dated as of February 3, 1999, establishing the Exchange Notes (the "SUPPLEMENTAL INDENTURE") between CMS Energy and NBD Bank, as Trustee (the "SENIOR DEBT TRUSTEE"). The Indenture and the Supplemental Indenture are hereinafter referred to collectively as the "SENIOR DEBT INDENTURE." The following summaries of certain provisions of the Senior Debt Indenture, the Exchange Notes and the Registration Rights Agreement (as defined herein) do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the respective documents, including the definitions therein of certain terms. Certain capitalized terms used in this "Description of Exchange Notes" shall have the meanings respectively set forth in the Senior Debt Indenture or Registration Rights Agreement, as applicable. Wherever particular defined terms of the Senior Debt Indenture are referred to, such defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference. Section references below are references to sections of the Senior Debt Indenture. Copies of the Senior Debt Indenture are available from the Senior Debt Trustee upon request.

     The Exchange Notes will be limited in aggregate principal amount of $300 million. The Senior Debt Indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder and provides that debt securities may be issued thereunder, from time to time, in one or more series. The Exchange Notes and all other debt securities hereafter issued under the Senior Debt Indenture are collectively referred to herein as the "SENIOR DEBT SECURITIES".

GENERAL

     The Exchange Notes will be unsecured debt securities of the Company.

     As of December 31, 1998 the Company had outstanding approximately $2.8 billion aggregate principal amount of indebtedness, none of which was secured. None of such indebtedness would be senior to the Exchange Notes and the Exchange Notes will not be senior to such indebtedness, except that the Exchange Notes will be senior to certain subordinated debentures in aggregate principal amount of $178 million, issued in connection with certain preferred securities of a subsidiary trust. The Exchange Notes will rank equally in right of payment with all other unsecured and unsubordinated indebtedness of the Company.

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. The Exchange Notes will be obligations exclusively of CMS Energy. CMS Energy's ability to service its indebtedness, including the Exchange Notes, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances, and repayment of loans and advances from CMS Energy. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Exchange Notes or to make any funds available therefor, whether by dividends, loans or other payments.

     A substantial portion of the consolidated liabilities of CMS Energy has been incurred by its subsidiaries. Therefore, CMS Energy's rights and the rights of its creditors, including

Holders (as defined in the Registration Rights Agreement) of Exchange Notes, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary (in which case the claims of CMS Energy would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by CMS Energy).

     The Exchange Notes will be issued in the form of one or more Global Exchange Notes, in registered form, without coupons, in denominations of $1,000 or an integral multiple thereof as described under "Book-Entry; Delivery; Form and Transfer." The Global Exchange Notes will be registered in the name of a nominee of the Depositary Trust Company ("DTC"). Each Global Exchange Note (and any Exchange Note issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein as described under "--Book-Entry; Delivery; Form and Transfer--Transfer of Interests in Global Exchange Notes for Certificated Exchange Notes." Except as set forth herein under "--Book-Entry; Delivery; Form and Transfer--Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes," owners of beneficial interests in a Global Exchange Note will not be entitled to have Exchange Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Exchange Note and will not be considered the registered holder thereof under the Senior Debt Indenture.

PAYMENT AND MATURITY

     The Exchange Notes will mature on January 15, 2004, unless redeemed earlier by the Company as described below, and will bear interest at the rate of 6.75% per annum. At maturity, the Company will pay the aggregate principal amount of the Exchange Notes then outstanding.

     Each Exchange Note will bear interest from the original date of issue, payable semiannually in arrears on January 15, and July 15, commencing July 15, 1999, and at maturity. So long as Exchange Notes are held in the form of one or more Global Exchange Notes, payments of principal, premium, interest and Liquidated Damages (as defined herein), if any, will be payable through the facilities of DTC.

     In any case where any interest payment date, repurchase date or maturity of any Exchange Note shall not be a Business Day (as hereinafter defined) at any place of payment, then payment of interest or principal (and premium, if any) need not be made on such date, but may be made on the next succeeding Business Day at such place of payment with the same force and effect as if made on the interest payment date, repurchase date or at maturity; and no interest shall accrue on the amount so payable for the period from and after such interest payment date, redemption date, repurchase date or maturity, as the case may be, to such Business Day.

REDEMPTION

     The Exchange Notes will be redeemable at the Company's option, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of such Exchange Notes being redeemed plus the Applicable Premium, if any, thereon at the time of redemption, together with accrued interest, if any, thereon to the redemption date. In no event will the redemption price be less than 100% of the principal amount of the Exchange Notes plus accrued interest, if any, thereon to the redemption date.

     The following definitions are used to determine the Applicable Premium:

     "APPLICABLE PREMIUM" means, with respect to an Exchange Note (or portion thereof) being redeemed at any time, the excess of (A) the present value at such time of the principal amount of such Exchange Note (or portion thereof) being redeemed plus all interest payments due on such Exchange Note (or portion thereof) on the redemption date, which present value shall be computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Exchange Note (or portion thereof) being redeemed at such time. For purposes of this definition, the present values of interest and principal payments will be determined in accordance with generally accepted principles of financial analysis.

     "TREASURY RATE" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) (the "STATISTICAL RELEASE") which has become publicly available at least two Business Days prior to the redemption date or, in the case of defeasance, prior to the date of deposit (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the then remaining average life to stated maturity of the Exchange Notes; provided, however, that if the average life to stated maturity of the Exchange Notes is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given.

     If less than all of the Exchange Notes are to be redeemed, the Senior Debt Trustee shall select, in such manner as it shall deem appropriate and fair, the particular Exchange Notes or portions thereof to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the Holders of Exchange Notes to be redeemed (which, as long as the Exchange Notes are held in the book-entry only system, will be DTC (or its nominee) or a successor depositary); provided, however, that the failure to duly give such notice by mail, or any defect therein, shall not affect the validity of any proceedings for the redemption of Exchange Notes as to which there shall have been no such failure or defect. On and after the date fixed for redemption (unless the Company shall default in the payment of the Exchange Notes or portions thereof to be redeemed at the applicable redemption price, together with accrued interest, if any, thereon to such date), interest on the Exchange Notes or the portions thereof so called for redemption shall cease to accrue.

     No sinking fund is provided for the Exchange Notes.

PURCHASE OF EXCHANGE NOTES UPON CHANGE IN CONTROL

     In the event of any Change in Control (as defined below) each Holder of an Exchange Note will have the right, at such Holder's option, subject to the terms and conditions of the Senior Debt Indenture, to require the Company to repurchase all or any part of such Holder's Exchange Note on a date selected by the Company that is no earlier than 60 days nor later than 90 days (the "CHANGE IN CONTROL PURCHASE DATE") after the mailing of written notice by the Company of the occurrence of such Change in Control, at a repurchase price payable in cash equal to 101% of the principal amount of such Exchange Notes plus accrued interest, if any, thereon to the Change in Control Purchase Date (the "CHANGE IN CONTROL PURCHASE PRICE").

     Within 30 days after the Change in Control Date, the Company is obligated to mail to each Holder of a Exchange Note a notice regarding the Change in Control, which notice shall state, among other things: (i) that a Change in Control has occurred and that each such Holder has the right to require the Company to repurchase all or any part of such Holder's Exchange Notes at the Change in Control Purchase Price; (ii) the Change in Control Purchase Price;
(iii) the Change in Control Purchase Date; (iv) the name and address of the Paying Agent; and (v) the procedures that Holders must follow to cause the Exchange Notes to be repurchased.

     To exercise this right, a Holder must deliver a written notice (the "CHANGE IN CONTROL PURCHASE NOTICE") to the Paying Agent at its corporate trust office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purposes, not later than 30 days prior to the Change in Control Purchase Date. The Change in Control Purchase Notice shall state (i) the portion of the principal amount of any Exchange Notes to be repurchased, which must be $1,000 or an integral multiple thereof; (ii) that such Exchange Notes are to be repurchased by the Company pursuant to the applicable change-in-control provisions of the Senior Debt Indenture; and (iii) unless the Exchange Notes are represented by one or more Global Exchange Notes, the certificate numbers of the Exchange Notes to be repurchased.

     Any Change in Control Purchase Notice may be withdrawn by the Holder by a written notice of withdrawal delivered to the Paying Agent not later than three Business Days prior to the Change in Control Purchase Date. The notice of withdrawal shall state the principal amount and, if applicable, the certificate numbers of the Exchange Notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a Change in Control Purchase Notice.

     If an Exchange Note is represented by a Global Exchange Note, the Depositary (as defined herein) or its nominee will be the holder of such Exchange Note and therefore will be the only entity that can require the Company to repurchase Exchange Notes upon a Change in Control. To obtain repayment with respect to such Exchange Note upon a Change in Control, the beneficial owner of such Exchange Note must provide to the broker or other entity through which it holds the beneficial interest in such Exchange Note (i) the Change in Control Purchase Notice signed by such beneficial owner, and such signature must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. (NASD") or a commercial bank or trust company having an office or correspondent in the United States and
(ii) instructions to such broker or other entity to notify the Depositary of such beneficial owner's desire to cause the Company to repurchase such Exchange Notes. Such broker or other entity will provide to the Paying Agent (i) a Change in Control Purchase Notice received from such beneficial owner and (ii) a certificate satisfactory to the Paying Agent from such broker or other entity that it represents such beneficial owner. Such broker or other entity will be responsible for disbursing any payments it receives upon the repurchase of such Exchange Notes by the Company.

     Payment of the Change in Control Purchase Price for an Exchange Note in registered, certificated form (a "CERTIFICATED EXCHANGE NOTE") for which a Change in

Control Purchase Notice has been delivered and not withdrawn is conditioned upon delivery of such Certificated Exchange Note (together with necessary endorsements) to the Paying Agent at its office in Detroit, Michigan, or any other office of the Paying Agent maintained for such purpose, at any time (whether prior to, on or after the Change in Control Purchase Date) after the delivery of such Change in Control Purchase Notice. Payment of the Change in Control Purchase Price for such Certificated Exchange Note will be made promptly following the later of the Change in Control Purchase Date or the time of delivery of such Certificated Exchange Note.

     If the Paying Agent holds, in accordance with the terms of the Senior Debt Indenture, money sufficient to pay the Change in Control Purchase Price of an Exchange Note on the Business Day following the Change in Control Purchase Date for such Exchange Note, then, on and after such date, interest on such Exchange Note will cease to accrue, whether or not such Exchange Note is delivered to the Paying Agent, and all other rights of the Holder shall terminate (other than the right to receive the Change in Control Purchase Price upon delivery of the Exchange Note).

     Under the Senior Debt Indenture, a "CHANGE IN CONTROL" means an event or series of events by which (i) the Company ceases to beneficially own, directly or indirectly, at least 80% of the total voting power of all classes of Capital Stock then outstanding of Consumers (whether arising from issuance of securities of the Company or Consumers, any direct or indirect transfer of securities by the Company or Consumers, any merger, consolidation, liquidation or dissolution of the Company or Consumers or otherwise); or (ii) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the "beneficial owner" (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have "beneficial ownership" of all shares that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the Voting Stock of the Company; or (iii) the Company consolidates with or merges into another corporation or directly or indirectly conveys, transfers or leases all or substantially all of its assets to any person, or any corporation consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities, or other property, other than any such transaction where
(A) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving corporation and (B) the holders of the Voting Stock of the Company immediately prior to such transaction retain, directly or indirectly, substantially proportionate ownership of the Voting Stock of the surviving corporation immediately after such transaction.

     The Senior Debt Indenture requires the Company to comply with the provisions of Regulation 14E and any other tender offer rules under the Exchange Act which may then be applicable in connection with any offer by the Company to purchase Exchange Notes at the option of Holders upon a Change in Control. The Change in Control purchase feature of the Exchange Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change in Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate shares of its common stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change in Control purchase feature is a term contained in many similar debt offerings and the terms of such feature result from negotiations between the Company and the Initial Purchasers. Management has no present intention to propose any anti-takeover measures although it is possible that the Company could decide to do so in the future.

     No Exchange Note may be repurchased by the Company as a result of a Change of Control if there has occurred and is continuing an Event of Default described under "Events of Default" below (other than a default in the payment of the Change in Control Purchase Price with respect to the Exchange Notes). In addition, the Company's ability to purchase Exchange Notes may be limited by its financial resources and its inability to raise the required funds because of restrictions on issuance of securities contained in other contractual arrangements.

CERTAIN RESTRICTIVE COVENANTS

     The Senior Debt Indenture contains the covenants described below. Certain capitalized terms used below are defined herein under the heading "Certain Definitions."

  LIMITATION ON RESTRICTED PAYMENTS

     Under the terms of the Senior Debt Indenture, so long as any of the Exchange Notes are Outstanding and until the Exchange Notes are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time the Company will be permanently released from the provisions of this "Limitation on Restricted Payments," the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on the Capital Stock of the Company to the direct or indirect holders of its Capital Stock (except dividends or distributions payable solely in its Non-Convertible Capital Stock or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, or (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being hereinafter referred to as a "RESTRICTED PAYMENT") if at the time the Company or such Subsidiary makes such Restricted Payment: (1) an Event of Default, or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since May 6, 1997 would exceed the sum of: (a) $100,000,000 plus 100% of Consolidated Net Income from May 6, 1997 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Cash Proceeds received by the Company from the issue or sale of or contribution with respect to its Capital Stock after May 6, 1997.

     The foregoing provisions will not prohibit: (i) dividends or other distributions paid in respect of any class of Capital Stock issued by the Company in connection with the acquisition of any business or assets by the Company or a Restricted Subsidiary where the dividends or other distributions with respect to such Capital Stock are payable solely from the net earnings of such business or assets; (ii) any purchase or redemption of Capital Stock of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock); (iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with this covenant; or (iv) payments pursuant to the Tax Sharing Agreement.

  LIMITATION ON CERTAIN LIENS

     Under the terms of the Senior Debt Indenture, so long as any of the Exchange Notes are Outstanding, the Company shall not create, incur, assume or suffer to exist any Lien upon or with respect to any of its property of any character, including without limitation any shares of Capital Stock of Consumers or Enterprises, without making effective provision whereby the Exchange Notes shall be (so long as any such other creditor shall be so secured) equally and ratably secured. The foregoing restrictions shall not apply to (a) Liens securing Indebtedness of the Company, provided that on the date such Liens are created, and after giving effect to such Indebtedness, the aggregate principal amount at maturity of all the secured Indebtedness of the Company at such date shall not exceed 5% of Consolidated Net Tangible Assets or (b) certain liens for taxes, pledges to secure workman's compensation, other statutory obligations and Support Obligations, certain materialmen's, mechanic's and similar liens and certain purchase money liens.

  LIMITATION ON ASSET SALES

     Under the terms of the Senior Debt Indenture, so long as any of the Exchange Notes are outstanding, the Company may not sell, transfer or otherwise dispose of any property or assets of the Company, including Capital Stock of any Consolidated Subsidiary, in one transaction or a series of transactions in an amount which exceeds $50,000,000 (an "ASSET SALE") unless the Company shall (i) apply an amount equal to such excess Net Cash Proceeds to permanently repay Indebtedness of a Consolidated Subsidiary or Indebtedness of the Company which is pari passu with the Exchange Notes or (ii) invest an equal amount not so used in clause (i) in property or assets of related business within 24 months after the date of the Asset Sale (the "APPLICATION PERIOD") or (iii) apply such excess Net Cash Proceeds not so used in (i) or (ii) (the "EXCESS PROCEEDS") to make an offer, within 30 days after the end of the Application Period, to purchase from the Holders on a pro rata basis an aggregate principal amount of Exchange Notes on the relevant purchase date equal to the Excess Proceeds on such date, at a purchase price equal to 100% of the principal amount of the Exchange Notes on the relevant purchase date and unpaid interest, if any, to the purchase date. The Company shall only be required to make an offer to purchase Exchange Notes from Holders pursuant to subsection (iii) if the Excess Proceeds equal or exceed $25,000,000 at any given time.

     The procedures to be followed by the Company in making an offer to purchase Exchange Notes from the Holders with Excess Proceeds, and for the acceptance of such offer by the Holders, shall be the same as those set forth above in "Purchase of Exchange Notes Upon Change of Control" with respect to a Change in Control.

  LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Senior Debt Indenture provides that the Company may consolidate or merge into, or sell, lease or convey its property as an entirety to, any other corporation if such corporation assumes the obligations of the Company under the Exchange Notes and the Senior Debt Indenture and is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia. The Senior Debt Indenture provides that the provisions of this "Limitation on Consolidation, Merger, Sale or Conveyance" will continue to apply so long as any of the Exchange Notes are Outstanding and until the Exchange Notes are rated BBB-or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time the Company will be permanently released from the provisions of this "Limitation on Consolidation, Merger, Sale or Conveyance". The Company shall not consolidate with or merge into any other Person or sell, lease or convey the property of the Company in the entirety or substantially as an entirety, unless (i) immediately after giving effect to such transaction the Consolidated Net Worth of the surviving entity is at least equal to the Consolidated Net Worth of the Company immediately prior to the transaction, and
(ii) after giving effect to such transaction, the surviving entity would be entitled to incur at least one dollar of additional Indebtedness (other than revolving Indebtedness to banks) pursuant to the first paragraph under "--Limitation on Consolidated Indebtedness" below. Notwithstanding the foregoing provisions, such a transaction may constitute a Change of Control as described in "--Purchase of Exchange Notes Upon Change in Control" above and give rise to the right of a Holder to require the Company to repurchase all or part of such Holder's Exchange Notes.

  LIMITATION ON CONSOLIDATED INDEBTEDNESS

     Under the terms of the Senior Debt Indenture, so long as any of the Exchange Notes are Outstanding and until the Exchange Notes are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency, at which time the Company will be permanently released from the provisions of this "Limitation on Consolidated Indebtedness," the Company will not, and will not permit any of its Consolidated Subsidiaries to, issue, create, assume, guarantee, incur or otherwise become liable for (collectively, "issue"), directly or indirectly, any Indebtedness unless the Consolidated Coverage Ratio of the Company and its Consolidated Subsidiaries for the four consecutive fiscal quarters immediately preceding the issuance of such Indebtedness (as shown by a pro forma consolidated income statement of the Company and its Consolidated Subsidiaries for the four most recent fiscal quarters ending at least 30 days prior to the issuance of such Indebtedness after giving effect to (i) the issuance of such Indebtedness and (if applicable) the application of the net proceeds thereof to refinance other Indebtedness as if such Indebtedness was issued at the beginning of the period, (ii) the issuance and retirement of any other Indebtedness since the first day of the period as if such Indebtedness was issued or retired at the beginning of the period and (iii) the acquisition of any company or business acquired by the Company or any Subsidiary since the first day of the period (including giving effect to the pro forma historical earnings of such company or business), including any acquisition which will be consummated contemporaneously with the issuance of such Indebtedness, as if in each case such acquisition occurred at the beginning of the period) exceeds a ratio of 1.7 to 1.0.

     The foregoing limitation is subject to exceptions for: (i) Indebtedness of the Company to banks not to exceed $1,000,000,000 in aggregate outstanding principal amount at any time; (ii) Indebtedness outstanding on the date of the Supplemental Indenture and certain refinancings thereof; (iii) certain refinancings and Indebtedness of the Company to a Subsidiary or by a Subsidiary to the Company; (iv) Indebtedness of a Consolidated Subsidiary issued to acquire, develop, improve, construct or to provide working capital for a gas, oil or electric generation, exploration, production, distribution, storage or transmission facility and related assets provided that such Indebtedness is without recourse to any assets of the Company, Consumers, Enterprises, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary; (v) Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary; (vi) Indebtedness issued by the Company not to exceed $150,000,000 in aggregate outstanding principal amount at any time; and (vii) Indebtedness of a Consolidated Subsidiary in respect of rate reduction bonds issued to recover electric restructuring transition costs of Consumers provided that such Indebtedness is without recourse to the assets of Consumers.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Senior Debt Indenture. Reference is made to the Senior Debt Indenture for a full definition of all terms as well as any other capitalized terms used herein and not otherwise defined.

     "Business Day" means a day on which banking institutions in New York, New York or Detroit, Michigan are not authorized or required by law or regulation to close.

     "Capital Lease Obligation" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligation shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and such obligation shall be deemed secured by a Lien on any property or assets to which such lease relates.

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock, including any Preferred Stock or letter stock; provided that Hybrid Preferred Securities are not considered Capital Stock for purposes of this definition.

     "CMS Electric and Gas" means CMS Electric and Gas Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS Gas Transmission and Storage" means CMS Gas Transmission and Storage Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS Generation" means CMS Generation Co., a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS MST" means CMS Marketing, Services and Trading Company, a Michigan corporation and wholly-owned subsidiary of Enterprises.

     "CMS Oil & Gas" means, CMS Oil & Gas Co. (formerly known as, "CMS NOMECO Oil & Gas Co."), a Michigan corporation and wholly-owned subsidiary of the Company.

     "Consolidated Assets" means, at any date of determination, the aggregate assets of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Coverage Ratio" with respect to any period means the ratio of
(i) the aggregate amount of Operating Cash Flow for such period to (ii) the aggregate amount of Consolidated Interest Expense for such period.

     "Consolidated Current Liabilities" means, for any period, the aggregate amount of liabilities of the Company and its Consolidated Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after (i) eliminating all inter-company items between the Company and any Consolidated Subsidiary and (ii) deducting all current maturities of long-term Indebtedness, all as determined in accordance with generally accepted accounting principles.

     "Consolidated Indebtedness" means, at any date of determination, the aggregate Indebtedness of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided that Consolidated Indebtedness shall not include any subordinated debt owned by any Hybrid Preferred Securities Subsidiary.

     "Consolidated Interest Expense" means, for any period, the total interest expense in respect of Consolidated Indebtedness of the Company and its Consolidated Subsidiaries, including, without duplication, (i) interest expense attributable to capital leases, (ii) amortization of debt discount, (iii) capitalized interest, (iv) cash and noncash interest payments, (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (vi) net costs under Interest Rate Protection Agreements (including amortization of discount) and (vii) interest expense in respect of obligations of other Persons deemed to be Indebtedness of the Company or any Consolidated Subsidiaries under clause (v) or (vi) of the definition of Indebtedness, provided, however, that Consolidated Interest Expense shall exclude (a) any costs otherwise included in interest expense recognized on early retirement of debt and (b) any interest expense in respect of any Indebtedness of any Subsidiary of Consumers, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary provided that such Indebtedness is without recourse to any assets of the Company, Consumers, Enterprises, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary.

     "Consolidated Net Income" means, for any period, the net income of the Company and its Consolidated Subsidiaries determined on a consolidated basis in accordance with generally accepted accounting principles; provided, however, that there shall not be included in such Consolidated Net Income (i) any net income of any Person if such Person is not a Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Consolidated Subsidiary as a dividend or other distribution and (B) the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income; (ii) any net income of any Person acquired by the Company or a Subsidiary in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any gain or loss realized upon the sale or other disposition of any property, plant or equipment of the Company or its Consolidated Subsidiaries which is not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person; and (iv) any net income of any Subsidiary of Consumers, CMS Generation, CMS Oil & Gas, CMS Electric and Gas, CMS Gas Transmission and Storage, CMS MST or any other Designated Enterprises Subsidiary whose interest expense is excluded from Consolidated Interest Expense, provided, however, that for purposes of this subsection (iv), any cash, dividends or distributions of any such Subsidiary to the Company shall be included in calculating Consolidated Net Income.

     "Consolidated Net Tangible Assets" means, for any period, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) as set forth on the most recently available quarterly or annual consolidated balance sheet of the Company and its Consolidated Subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities; (ii) minority interests in Consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary;
(iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors as evidenced by Board resolutions; (iv) any revaluation or other writeup in value of assets subsequent to December 31, 1996, as a result of a change in the method of valuation in accordance with generally accepted accounting principles; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses organization or developmental expenses and other intangible items; (vi) treasury stock; and
(vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "Consolidated Net Worth" of any Person means the total of the amounts shown on the consolidated balance sheet of such Person and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles, as of any date selected by such Person not more than 90 days prior to the taking of any action for the purpose of which the determination is being made (and adjusted for any material events since such date), as (i) the par or stated value of all outstanding Capital Stock plus (ii) paid-in capital or capital surplus relating to such Capital Stock plus (iii) any retained earnings or earned surplus less (A) any accumulated deficit, (B) any amounts attributable to Redeemable Stock and (C) any amounts attributable to Exchangeable Stock.

     "Consolidated Subsidiary" means, any Subsidiary whose accounts are or are required to be consolidated with the accounts of the Company in accordance with generally accepted accounting principles.

     "Consumers" means Consumers Energy Company, a Michigan corporation, all of whose common stock is on the date hereof owned by the Company.

     "Designated Enterprises Subsidiary" means any wholly-owned subsidiary of Enterprises formed after the date of the Supplemental Indenture which is designated a Designated Enterprises Subsidiary by the Board of Directors.

     "Enterprises" means CMS Enterprises Company, a Michigan corporation and wholly-owned subsidiary of the Company.

     "Exchangeable Stock" means any Capital Stock of a corporation that is exchangeable or convertible into another security (other than Capital Stock of such corporation that is neither Exchangeable Stock nor Redeemable Stock).

     "Holder" means the Person in whose name an Exchange Note is registered in the security register kept by the Company for that purpose.

     "Hybrid Preferred Securities" means any preferred securities issued by a Hybrid Preferred Securities Subsidiary, where such preferred securities have the following characteristics: (i) such Hybrid Preferred Securities Subsidiary lends substantially all of the proceeds from the issuance of such preferred securities to the Company or Consumers in exchange for subordinated debt issued by the Company or Consumers, respectively; (ii) such preferred securities contain terms providing for the deferral of distributions corresponding to provisions providing for the deferral of interest payments on such subordinated debt; and
(iii) the Company or Consumers (as the case may be) makes periodic interest payments on such subordinated debt, which interest payments are in turn used by the Hybrid Preferred Securities Subsidiary to make corresponding payments to the holders of the Hybrid Preferred Securities.

     "Hybrid Preferred Securities Subsidiary" means any business trust (or similar entity) (i) all of the common equity interest of which is owned (either directly or indirectly through one or more wholly-owned Subsidiaries of the Company or Consumers) at all times by the Company or Consumers, (ii) that has been formed for the purpose of issuing Hybrid Preferred Securities and (iii) substantially all of the assets of which consist at all times solely of subordinated debt issued by the Company or Consumers (as the case may be) and payments made from time to time on such subordinated debt.

     "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capital Lease Obligations of such Person; (iii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) all obligations of the type referred to in clauses (i) through (iv) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

     "Lien" means any lien, mortgage, pledge, security interest, conditional sale, title retention agreement or other charge or encumbrance of any kind.

     "Net Cash Proceeds" means, (a) with respect to any Asset Sale, the aggregate proceeds of such Asset Sale including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by the Company, net of

(i) brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of the Company and its Restricted Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (A) is secured by a Lien on the property or assets sold or (B) is required to be paid as a result of such sale and (iv) appropriate amounts to be provided by the Company or any Restricted Subsidiary of the Company as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with generally accepted accounting principles and (b) with respect to any issuance or sale or contribution in respect of Capital Stock, the aggregate proceeds of such issuance, sale or contribution, including the fair market value (as determined by the Board of Directors and net of any associated debt and of any consideration other than Capital Stock received in return) of property other than cash, received by the Company, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof, provided, however, that if such fair market value as determined by the Board of Directors of property other than cash is greater than $25 million, the value thereof shall be based upon an opinion from an independent nationally recognized firm experienced in the appraisal or similar review of similar types of transactions.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any non-convertible Capital Stock of such corporation and any Capital Stock of such corporation convertible solely into non-convertible Capital Stock other than Preferred Stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Other Rating Agency" shall mean any one of Duff & Phelps Credit Rating Co., Fitch Investors Service, L.P. or Moody's Investors Service, Inc., and any successor to any of these organizations which is a nationally recognized statistical rating organization.

     "Operating Cash Flow" means, for any period, with respect to the Company and its Consolidated Subsidiaries, the aggregate amount of Consolidated Net Income after adding thereto Consolidated Interest Expense (adjusted to include costs recognized on early retirement of debt), income taxes, depreciation expense, Amortization Expense and any noncash amortization of debt issuance costs, any nonrecurring, noncash charges to earnings and any negative accretion recognition.

     "Paying Agent" means any person authorized by the Company to pay the principal of (and premium, if any) or interest on any of the Exchange Notes on behalf of the Company. Initially, the Paying Agent is the Senior Debt Trustee.

     "Preferred Stock" as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation; provided that Hybrid Preferred Securities are not considered Preferred Stock for purposes of this definition.

     "Redeemable Stock" means any Capital Stock that by its terms or otherwise is required to be redeemed prior to the first anniversary of the stated maturity of the Outstanding Exchange Notes or is redeemable at the option of the holder thereof at any time prior to the first anniversary of the stated maturity of the Outstanding Exchange Notes.

     "Restricted Subsidiary" means any Subsidiary (other than Consumers and its subsidiaries) of the Company which, as of the date of the Company's most recent quarterly consolidated balance sheet, constituted at least 10% of the total Consolidated Assets of the Company and its Consolidated Subsidiaries and any other Subsidiary which from time to time is designated a Restricted Subsidiary by the Board of Directors provided that no Subsidiary may be designated a Restricted Subsidiary if, immediately after giving effect thereto, an Event of Default or event that, with the lapse of time or giving of notice or both, would constitute an Event of Default would exist or the Company and its Restricted Subsidiaries could not incur at least one dollar of additional Indebtedness pursuant to the first paragraph under "--Certain Restrictive Covenants--Limitation on Consolidated Indebtedness," and (i) any such Subsidiary so designated as a Restricted Subsidiary must be organized under the laws of the United States or any State thereof, (ii) more than 80% of the Voting Stock of such Subsidiary must be owned of record and beneficially by the Company or a Restricted Subsidiary and (iii) such Restricted Subsidiary must be a Consolidated Subsidiary.

     "Standard & Poor's"shall mean Standard & Poor's Ratings Group, a division of McGraw Hill Inc., and any successor thereto which is a nationally recognized statistical rating organization, or if such entity shall cease to rate the Exchange Notes or shall cease to exist and there shall be no such successor thereto, any other nationally recognized statistical rating organization selected by the Company which is acceptable to the Senior Debt Trustee.

     "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the date of the Supplemental Indenture or thereafter incurred) which is contractually subordinated or junior in right of payment to the Exchange Notes.

     "Subsidiary" means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Company or by one or more other Subsidiaries, or by the Company and one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

     "Support Obligations" means, for any person, without duplication, any financial obligation, contingent or otherwise, of such person guaranteeing or otherwise supporting any debt or other obligation of any other person in any manner, whether directly or indirectly, and including, without limitation, any obligation of such person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such debt, (ii) to purchase property, securities or services for the purpose of assuring the owner of such debt of the payment of such debt, (iii) to maintain working capital, equity capital, available cash or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such debt, (iv) to provide equity capital under or in respect of equity subscription arrangements (to the extent that such obligation to provide equity capital does not otherwise constitute debt), or (v) to perform, or arrange for the performance of, any non-monetary obligations or non-funded debt payment obligations of the primary obligor.

     "Tax-Sharing Agreement" means the Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, dated January 1, 1994, as amended or supplemented from time to time, by and among the Company, each of the members of the Consolidated Group (as defined therein), and each of the corporations that become members of the Consolidated Group.

     "Voting Stock" means securities of any class or classes the holders of which are ordinarily, in the absence of contingencies, entitled to vote for corporate directors (or persons performing similar functions).

EVENTS OF DEFAULT

     The occurrence of any of the following events with respect to the Exchange Notes will constitute an "Event of Default" with respect to the Exchange Notes:
(a) default for 30 days in the payment of any interest on, or Liquidated Damages (as defined herein), if any, with respect to, any of the Exchange Notes; (b) default in the payment when due of any of the principal of or the premium, if any, on any of the Exchange Notes, whether at maturity, upon redemption, acceleration, purchase by the Company at the option of the Holders or otherwise;
(c) default for 60 days by the Company in the observance or performance of any other covenant or agreement contained in the Senior Debt Indenture relating to the Exchange Notes after written notice thereof as provided in the Senior Debt Indenture; (d) certain events of bankruptcy, insolvency or reorganization relating to the Company or Consumers; (e) entry of final judgments against the Company or Consumers aggregating in excess of $25,000,000 which remain undischarged or unbonded for 60 days; or (f) a default resulting in the acceleration of indebtedness of the Company or Consumers in excess of $25,000,000, which acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the Senior Debt Indenture.

     If an Event of Default on the Exchange Notes shall have occurred and be continuing, either the Senior Debt Trustee or the Holders of not less than 25% in aggregate principal amount of the Exchange Notes then Outstanding may declare the principal of all the Exchange Notes and the premium thereon and interest, if any, accrued thereon to be due and payable immediately.

     Upon certain conditions, any such declaration may be rescinded and annulled if all Events of Default, other than the nonpayment of accelerated principal, with respect to the Senior Debt Securities of all affected series then Outstanding shall have been cured or waived as provided in the Senior Debt Indenture by the Holders of a majority in aggregate principal amount of the Senior Debt Securities of the affected series then Outstanding.

     The Senior Debt Indenture provides that the Senior Debt Trustee will be under no obligation to exercise any of its rights or powers under the Senior Debt Indenture at the request, order or direction of the Holders of the Exchange Notes, unless such Holders shall have offered to the Senior Debt Trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the Senior Debt Indenture, the Holders of a majority in aggregate principal amount of the Senior Debt Securities of each affected series then Outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Debt Trustee, or exercising any trust or power conferred on the Senior Debt Trustee, with respect to the Senior Debt Securities of such affected series.

     The Senior Debt Indenture provides that no Holder of Senior Debt Securities, including the Exchange Notes, may institute any action against the Company under the Senior Debt Indenture (except actions for payment of overdue principal, premium or interest) unless such Holder previously shall have given to the Senior Debt Trustee written notice of default and continuance thereof and unless the Holders of not less than 25% in aggregate principal amount of Senior Debt Securities of the affected series then Outstanding (voting as one class) shall have requested the Senior Debt Trustee to institute such action and shall have offered the Senior Debt Trustee reasonable indemnity, the Senior Debt Trustee shall not have instituted such action within 60 days of such request and the Senior Debt Trustee shall not have received direction inconsistent with such request by the Holders of a majority in aggregate principal amount of the Senior Debt Securities of the affected series then Outstanding (voting as one class).

     The Senior Debt Indenture requires the Company to furnish to the Senior Debt Trustee annually a statement as to the Company's compliance with all conditions and covenants under the Senior Debt Indenture. The Senior Debt Indenture provides that the Senior Debt Trustee may withhold notice to the Holders of the Exchange Notes of any default affecting such Exchange Notes (except defaults as to payment of principal, premium or interest on the Exchange Notes) if it considers such withholding to be in the interests of the Holders of the Exchange Notes.

  MODIFICATION OF THE SENIOR DEBT INDENTURE

     The Senior Debt Indenture permits CMS Energy and the Senior Debt Trustee to enter into supplemental indentures thereto without the consent of the Holders of the Senior Debt Securities to:

          - Secure the Senior Debt Securities of one or more series;

          - Evidence the assumption by a successor corporation of the obligations of CMS Energy under the Senior Debt Indenture and the Senior Debt Securities then Outstanding;

          - Add covenants for the protection of the Holders of the Senior Debt Securities;

          - Cure any ambiguity or correct any defect or inconsistency in the Senior Debt Indenture or to make such other provisions as CMS Energy deems necessary or desirable with respect to matters or questions arising under the Senior Debt Indenture, provided that no such action adversely affects the interests of any Holders of Senior Debt Securities;

          - Establish the form and terms of any series of securities under the Senior Debt Indenture; and

          - Evidence the acceptance of appointment by a successor Senior Debt Trustee.

     The Senior Debt Indenture also permits CMS Energy and the Senior Debt Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Senior Debt Securities of all series then Outstanding and affected (voting as one class), to enter into supplemental indentures to add any provisions to, or change in any matter or eliminate any of the provisions of, the Senior Debt Indenture or modify in any manner the rights of the Holders of the Senior Debt Securities of each such affected series; provided, however, that CMS Energy and the Senior Debt Trustee may not, without the consent of the Holder of each Senior Debt Security then outstanding and affected thereby, enter into any supplemental indenture to:

          - Change the time of payment of the principal (or any installment of principal) of any Senior Debt Security, or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest thereon, or reduce the amount payable on any Original Issue Discount Securities upon acceleration or provable in bankruptcy, or impair the right to institute suit for the enforcement of any payment on any Senior Debt Security when due; or

          - Reduce the percentage in principal amount of the Senior Debt Securities of the affected series, the consent of whose Holders is required for any such modification or for any waiver provided for in the Senior Debt Indenture.

     Prior to the acceleration of the maturity of any Senior Debt Security, the Holders (voting as one class) of a majority in aggregate principal amount of the Senior Debt Securities of all series at the time Outstanding with respect to which a default or an Event of Default shall have occurred and be continuing may on behalf of the Holders of all such affected Senior Debt Securities waive any past default or Event of Default and its consequences, except a default or an Event of Default in respect of a covenant or provision of the Senior Debt Indenture or of any Senior Debt Security which cannot be modified or amended without the consent of the Holder of each Senior Debt Security affected.

  DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE

     The Senior Debt Indenture provides that, at the option of CMS Energy: (a) CMS Energy will be discharged from any and all obligations in respect of the Senior Debt Securities of a particular series then Outstanding (except for certain obligations to register the transfer of or exchange the Senior Debt Securities of such series, to replace stolen, lost or mutilated Senior Debt Securities of such series, to maintain paying agencies and to maintain the trust described below); or (b) CMS Energy need not comply with certain restrictive covenants of the Senior Debt Indenture (including those described under '--Limitation on Consolidation, Merger, Sale or Conveyance"), in each case if CMS Energy irrevocably deposits in trust with the Senior Debt Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Senior Debt Securities of such series on the stated maturity of such Senior Debt Securities (which may include one or more redemption dates designated by CMS Energy) in accordance with the terms thereof. To exercise such option, CMS Energy is required, among other things, to deliver to the Senior Debt Trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the Holders of the Senior Debt Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such Holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and, in the case of a discharge as described in clause (a) of the preceding sentence, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the Senior Debt Indenture there has been a change in the applicable federal income tax law.

     In the event CMS Energy exercises its option to effect a covenant defeasance with respect to the Senior Debt Securities of any series as described in the preceding paragraph and the Senior Debt Securities of such series are thereafter declared due and payable because of the occurrence of any Event of Default other than an Event of Default caused by failing to comply with the covenants which are defeased, and the amount of money and securities on deposit with the Senior Debt Trustee would be insufficient to pay amounts due on the Senior Debt Securities of such series at the time of the acceleration resulting from such Event of Default, CMS Energy would remain liable for such amounts.

     CMS Energy may also obtain a discharge of the Senior Debt Indenture with respect to all Senior Debt Securities then Outstanding (except for certain obligations to register the transfer of or exchange such Senior Debt Securities, to replace stolen, lost or mutilated Senior Debt Securities, to maintain paying agencies and to maintain the trust described below) by irrevocably depositing in trust with the Senior Debt Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Senior Debt Securities on the stated maturities thereof (including one or more redemption dates), provided that such Senior Debt Securities are by their terms due and payable, or are to be called for redemption, within one year.

     For United States federal income tax purposes any deposit contemplated in the preceding paragraph would be treated as an exchange of the Senior Debt Securities outstanding for other property. Accordingly, Holders of Senior Debt Securities outstanding may be required to recognize a gain or loss for United States federal income tax purposes upon such exchange. In addition, such Holders thereafter may be required to recognize income from such property which could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

  GOVERNING LAW

     The Senior Debt Indenture and Senior Debt Securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply.

BOOK-ENTRY; DELIVERY; FORM AND TRANSFER

     The Exchange Notes which are exchanged for Notes which were sold to qualified institutional buyers ("QIB'S") will be issued initially in the form of one or more registered global Exchange Notes without interest coupons (collectively, the "GLOBAL EXCHANGE NOTES"). Upon issuance, the Global Exchange Notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct and Indirect Participants (as defined below).

     The Global Exchange Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Exchange Notes may be exchanged for Exchange Notes in certificated form in certain limited circumstances. See "--Transfer of Interests in Global Exchange Notes for Certificated Exchange Notes."

  DEPOSITARY PROCEDURES

     DTC has advised CMS Energy that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "DIRECT PARTICIPANTS") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "INDIRECT PARTICIPANTS"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants, and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the appropriate Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

     DTC has also advised CMS Energy that, pursuant to DTC's procedures, (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of the Direct Participants designated by the Initial Purchasers with portions of the principal amount of the Global Exchange Notes allocated by the Initial Purchasers to such Direct Participants, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Exchange Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Exchange Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Exchange Notes.

     The laws of some states require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Exchange Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Exchange Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes see "--Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

     EXCEPT AS DESCRIBED IN "--TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE NOTES," OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL EXCHANGE NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Under the terms of the Indenture, CMS Energy and the Trustee will treat the persons in whose names the Exchange Notes are registered (including Exchange Notes represented by Global Exchange Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, Liquidated Damages, if any, and interest on Global Exchange Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither CMS Energy, the Trustee nor any agent of CMS Energy or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Exchange Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Exchange Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

     DTC has advised CMS Energy that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the Global Exchange Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or CMS Energy. Neither CMS Energy nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and CMS Energy and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

     The Global Exchange Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

     DTC has advised CMS Energy that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more Direct Participants to whose account interests in the Global Exchange Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default with respect to the Notes, DTC reserves the right to exchange Global Exchange Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "--Transfers of Interests in Global Exchange Notes for Certificated Exchange Notes."

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among Direct Participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of CMS Energy, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its respective Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.

     The information in this section concerning DTC and its book-entry systems has been obtained from sources that CMS Energy believes to be reliable, but CMS Energy takes no responsibility for the accuracy thereof.

  TRANSFERS OF INTERESTS IN GLOBAL EXCHANGE NOTES FOR CERTIFICATED EXCHANGE
NOTES

     An entire Global Exchange Note may be exchanged for Certificated Exchange Notes if (i)(x) DTC notifies CMS Energy that it is unwilling or unable to continue as Depositary for the Global Exchange Notes or CMS Energy determines that DTC is unable to act as such Depositary and CMS Energy thereupon fails to appoint a successor depositary within 90 days or (y) DTC has ceased to be a clearing agency registered under the Exchange Act, (ii) CMS Energy, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Exchange Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes. In any such case, CMS Energy will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Exchange Note, Certificated Exchange Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related Exchange Notes.

     Beneficial interests in Global Exchange Notes held by any Direct or Indirect Participant may be exchanged for Certificated Exchange Notes upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Exchange Notes delivered in exchange for any beneficial interest in any Global Exchange Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC's customary procedures).

     Neither CMS Energy nor the Trustee will be liable for any delay by the holder of the Global Exchange Notes or DTC in identifying the beneficial owners of Exchange Notes, and CMS Energy and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Exchange Note or DTC for all purposes.

     Certificated Exchange Notes may be exchangeable for other Certificated Exchange Notes of any authorized denominations and of a like aggregate principal amount and tenor. Certificated Exchange Notes may be presented for exchange, and may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of the Trustee in Detroit, Michigan (the "SECURITY REGISTRAR"). The Security Registrar will not charge a service charge for any registration of transfer or exchange of Exchange Notes; however, CMS Energy may require payment by a Holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith, as described in the Senior Debt Indenture. Such transfer or exchange will be effected upon the Security Registrar or such other transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. CMS Energy may at any time designate additional transfer agents with respect to the Exchange Notes.

     CMS Energy shall not be required to (a) issue, exchange or register the transfer of any Certificated Exchange Note for a period of 15 days next preceding the mailing of notice of redemption of such Exchange Note or (b) exchange or register the transfer of any Certificated Exchange Note or portion thereof selected, called or being called for redemption, except in the case of any Certificated Exchange Note to be redeemed in part, the portion thereof not so to be redeemed.

     If a Certificated Exchange Note is mutilated, destroyed, lost or stolen, it may be replaced at the office of the Security Registrar upon payment by the Holder of such expenses as may be incurred by CMS Energy and the Security Registrar in connection therewith and the furnishing of such evidence and indemnity as CMS Energy and the Security Registrar may require. Mutilated Exchange Notes must be surrendered before new Exchange Notes will be issued.

  SAME DAY SETTLEMENT AND PAYMENT

     Payments in respect of the Exchange Notes represented by the Global Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any) will be made by wire transfer of immediately available same day funds to the accounts specified by the holder of interests in such Global Exchange Note. Principal, premium, if any, and interest and Liquidated Damages, if any, on all Certificated Exchange Notes in registered form will be payable at the office or agency of the Trustee in The City of New York, except that, at the option of CMS Energy, payment of any interest and Liquidated Damages, if any, may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the security register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the security register. (Sections 3.1 and 3.2) Payment of any interest due on Exchange Notes will be made to the Persons in whose name such Exchange Notes are registered at the close of business on the Record Date for such interest payments. (Section 2.3(f)) The record dates for the Exchange Notes shall be January 1 or July 1 preceding the applicable payment date.

                               THE EXCHANGE OFFER

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Notes were sold by CMS Energy on February 3, 1999, pursuant to the Purchase Agreement dated January 29, 1999 (the "PURCHASE AGREEMENT") by and among CMS Energy and the Initial Purchasers and were subsequently offered by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A that are accredited investors in a manner exempt from registration under the Securities Act as well as to purchasers pursuant to Regulation S under the Securities Act.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement which has been filed as an exhibit to the Exchange Offer Registration Statement and a copy of which is available as set forth in "Where to Find More Information."

     CMS Energy and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which CMS Energy agreed to file with the SEC a registration statement (the "EXCHANGE OFFER REGISTRATION STATEMENT") on the appropriate form under the Securities Act with respect to the offer to exchange the Notes for the Exchange Notes to be registered under the Securities Act with terms substantially identical to those of the Notes (the "EXCHANGE OFFER") (except that the Exchange Notes will not contain terms with respect to certain transfer restrictions, registration rights and interest step-in provisions). Upon the effectiveness of the Exchange Offer Registration Statement, CMS Energy will offer Exchange Notes pursuant to the Exchange Offer in exchange for Transfer

Restricted Securities (as defined herein) to the Holders of Transfer Restricted Securities who are able to make certain representations. If (i) CMS Energy is not required to file the Exchange Offer Registration Statement or permitted to consummate the Exchange Offer because the Exchange Offer is not permitted by applicable law or SEC policy or (ii) any Holder of Transfer Restricted Securities notifies CMS Energy that (A) it is prohibited by law or SEC policy from participating in the Exchange Offer or (B) it may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (C) it is a broker-dealer and owns Exchange Notes acquired directly from CMS Energy or an affiliate of CMS Energy, CMS Energy will file with the SEC a shelf registration statement (the "SHELF REGISTRATION STATEMENT") to cover resales of the Exchange Notes by the Holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. CMS Energy will use its best efforts to cause the applicable registration statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, "TRANSFER RESTRICTED SECURITIES" means each Note until (i) the date on which such Note has been exchanged by a person other than a broker-dealer for an Exchange Note in the Exchange Offer, (ii) following the exchange by a broker-dealer in the Exchange Offer of such Note for an Exchange Note, the date on which such an Exchange Note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this Prospectus, (iii) the date on which such Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement, or (iv) the date on which such Note is eligible to be distributed to the public pursuant to Rule 144 under the Securities Act.

     The Registration Rights Agreement provides that (i) CMS Energy will file an Exchange Offer Registration Statement with the SEC on or prior to 90 days after the Closing, (ii) CMS Energy will use its best efforts to have the Exchange Offer Registration Statement declared effective by the SEC on or prior to 120 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or SEC policy, CMS Energy will commence the Exchange Offer and use its best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the SEC, Exchange Notes in exchange for all Notes tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, CMS Energy will file the Shelf Registration Statement with the SEC on or prior to 60 days after such filing obligation arises and to use its best efforts to cause the Shelf Registration to be declared effective by the SEC on or prior to 120 days after the date on which CMS Energy becomes obligated to file such Shelf Registration Statement. Except as provided in the next paragraph, if (a) CMS Energy fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing, (b) any of such Registration Statements is not declared effective by the SEC on or prior to the date specified for such effectiveness (the "EFFECTIVENESS TARGET DATE"), (c) CMS Energy fails to consummate the Exchange Offer within 30 business days after the Registration Statement is first declared effective with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above being a "REGISTRATION DEFAULT"), then CMS Energy will pay liquidated damages to each Holder of Notes, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $0.05 per week per $1,000 principal amount of Notes held by such Holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.25 per week per $1,000 principal amount of Notes. All accrued Liquidated Damages will be paid by CMS Energy on each interest payment date to the Depositary by wire transfer of immediately available funds or by federal funds check and to Holders of certificated securities by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Notes will be required to make certain representations to CMS Energy (as described in the Registration Rights Agreement) in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

     The term "EXPIRATION DATE" shall mean           , 1999, unless CMS Energy,
in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     To extend the Expiration Date, CMS Energy will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that CMS Energy is extending the Exchange Offer for a specified period of time.

     CMS Energy reserves the right (i) to delay acceptance of any Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by CMS Energy, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by CMS Energy to constitute a material change, CMS Energy will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Notes of such amendment.

     Without limiting the manner in which CMS Energy may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, CMS Energy shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

     The Exchange Notes will accrue interest at the rate of 6.75% per annum from the last date on which interest was paid on the Notes, or, if no interest has been paid on such Notes, from February 3, 1999, the date of issuance of the Notes for which the Exchange Offer is being made. Interest on the Exchange Notes is payable semiannually on January 15 and July 15, commencing July 15, 1999.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon medallion guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "BOOK-ENTRY CONFIRMATION") of such Notes into the Exchange Agent's account at The Depositary (the "BOOK-ENTRY TRANSFER FACILITY") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO CMS ENERGY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

     The tender by a holder of Notes will constitute an agreement between such holder and CMS Energy in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be medallion guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "ELIGIBLE INSTITUTION") unless the Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by CMS Energy, evidence satisfactory to CMS Energy of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Notes will be determined by CMS Energy, in its sole discretion, which determination will be final and binding. CMS Energy reserves the absolute right to reject any and all Notes not properly tendered or any Notes which, if accepted, would, in the opinion of counsel for CMS Energy, be unlawful. CMS Energy also reserves the absolute right to waive any irregularities or conditions of tender as to particular Notes. CMS Energy's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Notes must be cured within such time as CMS Energy shall determine. Neither CMS Energy, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, CMS Energy reserves the right, in its sole discretion, subject to the provisions of the Senior Debt Indenture, to purchase or make offers for any Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions," to terminate the Exchange Offer in accordance with the terms of the Registration Agreement, and to the extent permitted by applicable law, purchase Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Notes properly tendered will be accepted promptly after the Expiration Date, and the Exchange Notes will be issued promptly after acceptance of the Notes. See "--Conditions." For purposes of the Exchange Offer, Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if CMS Energy has given oral or written notice thereof to the Exchange Agent.

     In all cases, issuance of Exchange Notes for Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a Book-Entry Confirmation of such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged Notes will be credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Notes by causing the Book-Entry Transfer Facility to transfer such Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal (or facsimile) thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

GUARANTEED DELIVERY PROCEDURES

     If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by CMS Energy (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Notes and the amount of Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange, Inc. ("NYSE') trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

     Tenders of Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date at one of the addresses set forth under "--Exchange Agent." Any such notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility from which the Notes were tendered, identify the principal amount of the Notes to be withdrawn, and specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Notes and otherwise comply with the procedures of such Book-Entry Transfer Facility. All questions as to the validity, form and eligibility (including time of receipt) of such notice will be determined by CMS Energy, whose determination shall be final and binding on all parties. Any Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" at any time on or prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, Notes will not be required to be accepted for exchange, nor will Exchange Notes be issued in exchange for any Notes, and CMS Energy may terminate or amend the Exchange Offer as provided herein before the acceptance of such Notes, if, because of any change in law, or applicable interpretations thereof by the SEC, CMS Energy determines that it is not permitted to effect the Exchange Offer. CMS Energy has no obligation to, and will not knowingly, permit acceptance of tenders of Notes from affiliates of CMS Energy or from any other holder or holders who are not eligible to participate in the Exchange Offer under applicable law or interpretations thereof by the Staff of the SEC, or if the Exchange Notes to be received by such holder or holders of Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of substantially all of the states of the United States.

EXCHANGE AGENT

     NBD Bank has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

  By Mail (Certified, Registered, Overnight or First Class) or Hand Delivery:
                                    NBD Bank
                 c/o BankOne Global Corporation Trust Services
                                 14 Wall Street
                              8th Floor, Window 2
                            New York, New York 10005

                                  By Facsimile
                        (For Eligible Institutions Only)
                                 (212) 240-8938

                                Telephone Number
                                 (212) 240-8801

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by CMS Energy. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of CMS Energy.

     CMS Energy will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. CMS Energy, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.

     The expenses to be incurred in connection with the Exchange Offer will be paid by CMS Energy, including fees and expenses of the Exchange Agent and the Trustee, and accounting, legal, printing and related fees and expenses.

     CMS Energy will pay all transfer taxes, if any, applicable to the exchange of Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Notes tendered, or if tendered Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

RESALE OF EXCHANGE NOTES

     Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, CMS Energy believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Notes may be offered for resale, resold and otherwise transferred by any owner of such Exchange Notes (other than any such owner which is an "affiliate" of CMS Energy within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such owner's business and such owner does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such Exchange Notes. Any owner of Notes who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes may not rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings Corporation (available May 13,1998, as interpreted in the SEC's letter to Shearman & Sterling dated July 2, 1993), Morgan Stanley & Co., Incorporated (available June 5, 1991), Warnaco, Inc.(available June 5, 1991), and Epic Properties, Inc.(available October 21,
1991) or similar no-action letters (collectively the "No-Action Letters") but rather must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. In addition, any such resale transaction should be covered by an effective registration statement containing the selling security holders information required by Item 507 of Regulation S-K of the Securities Act. Each broker-dealer that receives Exchange Notes for its own account in exchange for Notes, where such Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, may be a statutory underwriter and must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes.

     By tendering in the Exchange Offer, each Holder (or DTC participant, in the case of tenders of interests in the Global Exchange Notes held by DTC) will represent to CMS Energy (which representation may be contained the Letter of Transmittal) to the effect that (A) it is not an affiliate of CMS Energy, (B) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes to be issued in the Exchange Offer and (C) it is acquiring the Exchange Notes in its ordinary course of business. Each Holder will acknowledge and agree that any broker-dealer and any such Holder using the Exchange Offer to participate in a distribution of the Exchange Notes acquired in the Exchange Offer (1) could not under SEC policy as in effect on the date of the Registration Rights Agreement rely on the position of the SEC enunciated in the

No-Action Letters, and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that such a secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such Holder in exchange for Notes acquired by such Holder directly from CMS Energy or an affiliate thereof.

     To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or to register the Exchange Notes prior to offering or selling such Exchange Notes. CMS Energy has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to cooperate with selling Holders or underwriters in connection with the registration and qualification of the Exchange Notes for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of Exchange Notes to trade the Exchange Notes without any restrictions or limitations under the securities laws of the several states of the United States.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Notes who do not exchange their Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Notes as set forth in the legend thereon as a consequence of the issuance of the Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Notes may not be registered under the Securities Act, except pursuant a transaction not subject to, the Securities Act and applicable state securities laws. CMS Energy does not currently anticipate that it will register the Notes under the Securities Act. To the extent that Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Notes could be adversely affected.

                        DIRECTORS AND EXECUTIVE OFFICERS

     The information required by this item appears (i) under "Nominees for Election as Members of the Board of Directors" on pages 1 through 4 of CMS Energy's definitive Proxy Statement, dated April 15, 1999, relating to it 1999 Annual Meeting of Shareholders (the "1999 Proxy Statement"); (ii) under "Section 16(a) Beneficial Ownership Reporting Compliance" on page 5 of the 1999 Proxy Statement; and (iii) under "CMS Energy and Consumers Executive Officers" on pages 21 through 23 of CMS Energy and Consumers Annual Report on Form 10-K for the fiscal year ended December 31, 1998, all of which information is incorporated by reference.

                             EXECUTIVE COMPENSATION

     The information required by this item appears under (i) "Executive Compensation" on pages 9 through 11 of the 1999 Proxy Statement; (ii) "Organization and Compensation Committee Report" on pages 12 through 13 of the 1999 Proxy Statement; and (iii) "Comparison of Five-year Cumulative Total Return Among CMS Energy Corporation, S&P 500 Index & Dow Jones Utility Index" on page 14 of the 1999 Proxy Statement all of which information is incorporated by reference.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OF NOTES FOR EXCHANGE NOTES

     The following summary describes the principal United States federal income tax consequences to holders who exchange Notes for Exchange Notes pursuant to the Exchange Offer. This summary is intended to address the beneficial owners of Notes that are citizens or residents of the United States, corporations, partnerships or other entities created or organized in or under the laws of the United States or any State or the District of Columbia, or estates or trusts that are not foreign estates or trusts for United States federal income tax purposes, in each case, that hold the Notes as capital assets.

     The exchange of Notes for Exchange Notes pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes. As a result, a holder of a Note whose Note is accepted in the Exchange Offer will not recognize gain or loss on the exchange. A tendering holder's tax basis in the Exchange Notes received pursuant to the Exchange Offer will be the same as such holder's tax basis in the Notes surrendered therefor. A tendering holder's holding period for the Exchange Notes received pursuant to the Exchange Offer-will include its holding period for the Notes surrendered therefor.

     ALL HOLDERS OF NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL TAX CONSEQUENCES OF THE EXCHANGE OF NOTES FOR EXCHANGE NOTES, AND OF THE OWNERSHIP AND DISPOSITION OF EXCHANGE NOTES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE EXCHANGE NOTES

     The following is a summary of the material United States federal income tax consequences of the acquisition, ownership and disposition of the Notes or the Exchange Notes by a United States Holder (as defined below). This summary deals only with the United States Holders that will hold the Notes or the Exchange Notes as capital assets. The discussion does not cover-all aspects of federal taxation that may be relevant to, or the actual tax effect that any of the matters described herein will have on, the acquisition, ownership or disposition of the Notes or the Exchange Notes by particular investors, and does not address state, local, foreign or other tax laws. In particular, this summary does not discuss all of the tax considerations that may be relevant to certain types of investors subject to special treatment under the federal income tax laws (such as banks, insurance companies, investors liable for the alternative minimum tax, individual retirement accounts and other tax-deferred accounts, tax-exempt organizations, dealers in securities or currencies, investors that will hold the Notes or the Exchange Notes as part of straddles, hedging transactions or conversion transactions for federal tax purposes or investors whose functional currency is not United States Dollars). Furthermore, the discussion below is based on provisions of the Internal Revenue Code of 1986, as amended, and regulations, rulings, and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in U.S. federal income tax consequences different from those discussed below.

     PERSONS CONSIDERING THE PURCHASE, OWNERSHIP, OR DISPOSITION OF EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR INTERNATIONAL TAXING JURISDICTION.

     As used herein, the term "United States Holder" means a beneficial owner of the Notes or the Exchange Notes that is (i) a citizen or resident of the United States for United States federal income tax purposes, (ii) a corporation created or organized under the laws of the United States or any State thereof, (iii) a person or entity that is otherwise subject to United States federal income tax on a net income basis in respect of income derived from the Notes or the Exchange Notes, or (iv) a partnership to the extent the interest therein is owned by a person who is described in clause (i), (ii) or (iii) of this paragraph.

INTEREST

     Interest paid on an Existing Note or an Exchange Note will be taxable to a United States Holder as ordinary income at the time it is received or accrued, depending on the holder's method of accounting for tax purposes.

PURCHASE, SALE, EXCHANGE, RETIREMENT AND REDEMPTION OF THE EXCHANGE NOTES

     In general (with certain exceptions described below) a United States Holder's tax basis in an Exchange Note will equal the price paid for the Notes for which such Exchange Note was exchanged pursuant to the Exchange Offer. A United States Holder generally will recognize gain or loss on the sale, exchange, retirement, redemption or other disposition of an Note or an Exchange Note (or portion thereof) equal to the difference between the amount realized on such disposition and the United States Holder's tax basis in the Note or the Exchange Note (or portion thereof). Except to the extent attributable to accrued but unpaid interest, gain or loss recognized on such disposition of an Note or a Exchange Note will be capital gain or loss. Under the "Taxpayer Relief Act of 1997" (the "Taxpayer Act") the maximum rate applicable to long-term capital gains of individuals has been reduced to 20%. However, the Taxpayer Act also extends the holding period for long-term capital gains to 18 months for capital assets disposed of after July 28, 1997. Gain on capital assets held between 12 months and 18 months are subject to tax at a maximum rate of 28%. Any such gain will generally be United States source gain.

BOND PREMIUM

     If a United States Holder acquires an Exchange Note or has acquired a Note, in each ease, for an amount more than its redemption price, the Holder may elect to amortize such bond premium on a yield to maturity basis. Once made, such an election applies to all bonds (other than bonds the interest on which is excludable from gross income) held by the United States Holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the United States Holder, unless the IRS consents to a revocation of the election. The basis of an Exchange Note will be reduced by any amortizable bond premium taken as a deduction.

MARKET DISCOUNT

     The purchase of an Exchange Note or the purchase of a Note other than at original issue may be affected by the market discount provisions of the Code. These rules generally provide that, subject to a statutorily defined de minimis exception, if a United States Holder purchases an Exchange Note (or purchased a Note) at a "market discount," as defined below, and thereafter recognizes gain upon a disposition of the Exchange Note (including dispositions by gift or redemption), the lesser of such gain (or appreciation, in the case of a gift) or the portion of the market discount that has accrued ("accrued market discount") while the Exchange Note (and its predecessor Note, if any) was held by such United States Holder will be treated as ordinary interest income at the time of disposition rather than as capital gain. For an Exchange Note or a Note, "market discount" is the excess of the stated redemption price at maturity over the tax basis immediately after its acquisition by a United States Holder. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Exchange Note, unless the United States Holder elects to accrue such discount on the basis of the constant yield method. Such an election applies only to the Exchange Note with respect to which it is made and is irrevocable.

     In lieu of including the accrued market discount income at the time of disposition, a United States Holder of an Exchange Note acquired at a market discount (or acquired in exchange for a Note acquired at a market discount) may elect to include the accrued market discount in income currently either ratably or using the constant yield method. Once made, such an election applies to all other obligations that the United States Holder purchases at a market discount during the taxable year for which the election is made and in all subsequent taxable years of the United States Holder, unless the Internal Revenue Service consents to a revocation of the election. If an election is made to include accrued market discount in income currently, the basis of a Exchange Note (or, where applicable, a predecessor Note) in the hands of the United States Holder will be increased by the accrued market discount thereon as it is includible in income. A United States Holder of a market discount Exchange Note who does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such Exchange Note, if any, in an amount not exceeding the accrued market discount on such Exchange Note until the maturity or disposition of such Exchange Note.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     Payments of interest and principal on, and the proceeds of sale or other disposition of the Notes or the Exchange Notes payable to a United States Holder, may be subject to information reporting requirements and backup withholding at a rate of 31% will apply to such payments if the United States Holder fails to provide an accurate taxpayer identification number or to report all interest and dividends required to be shown on its federal income tax returns. Certain United States Holders (including, among others, corporations) are not subject to backup withholding. United States Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives Exchange Notes for its own account pursuant the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connections with resales of the Exchange Notes received in exchange for the Notes where such Notes were acquired as a result of market-making activities or other trading activities. CMS Energy has agreed that, starting on the Expiration Date and ending on the close of business on the first anniversary of the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     CMS Energy will not receive any proceeds from any sale of the Exchange Notes by broker-dealers. The Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the counter market, in negotiated transaction, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the Expiration Date, CMS Energy will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. CMS Energy has agreed to pay all expenses incident to the Exchange Offer and will indemnify the holders of the Exchange Notes against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Opinions as to the legality of the Exchange Notes will be rendered for CMS Energy by Michael D. Van Hemert, Assistant General Counsel for CMS Energy. As of December 31, 1998, Mr. Van Hemert beneficially owned approximately 4,025 shares of CMS Energy Commons Stock.

                                    EXPERTS

     The consolidated financial statements and schedules of CMS Energy as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     Future consolidated financial statements of CMS Energy and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extend that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMS ENERGY, THE INITIAL PURCHASERS OR ANY OTHER PERSON. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE EXCHANGE NOTES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
Forward-Looking Statements............       i
Where to Find More Information........       i
Prospectus Summary....................       1
Selected Historical and Pro Forma
  Financial Data......................      10
Risk Factors..........................      12
Ratio of Earnings to Fixed Charges....      16
Use of Proceeds.......................      16
Capitalization........................      17
The Company...........................      18
Description of the Exchange Notes.....      21
The Exchange Offer....................      42
Directors and Executive Officers......      50
Executive Compensation................      50
Certain United States Federal Income
  Tax Consequences....................      51
Plan of Distribution..................      54
Legal Matters.........................      54
Experts...............................      55

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                               OFFER TO EXCHANGE

                               6.75% SENIOR NOTES
                                   DUE 2004,
                                    SERIES B

                           WHICH HAVE BEEN REGISTERED
                       UNDER THE SECURITIES ACT OF 1933,
                                   AS AMENDED

                       FOR ANY AND ALL OF THE OUTSTANDING
                               6.75% SENIOR NOTES
                                   DUE 2004,
                                    SERIES A

                                     [LOGO]
             ------------------------------------------------------
             ------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following resolution was adopted by the Board of Directors of CMS Energy on May 6, 1987:

     RESOLVED: That effective March 1, 1987 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

CMS ENERGY'S BYLAWS PROVIDE:

     The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

     Article VIII of the Articles of Incorporation reads:

     A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (I) for a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of
Section 551 (I) of the Michigan Business Corporation Act, and (iv) any action from which the director derived an improper personal benefit. No amendment to or repeal of this Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

     Article IX of the Articles of Incorporation reads:

     Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     Sections 561 through 571 of the Michigan Business Corporation Act provides CMS Energy with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

     Officers and directors are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of CMS Energy or of CMS Energy's subsidiaries and CMS Energy's officers and directors are indemnified against such losses by reason of their being or having been directors of officers or another corporation, partnership, joint venture, trust or other enterprise at CMS Energy's request. In addition, CMS Energy has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 571 of the Michigan Business Corporation Act cited above.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
   *3(a)      --    Restated Articles of Incorporation of CMS Energy.
                    (Designated in CMS Energy's form S-4 dated June 6, 1995,
                    File No. 33-60007, as Exhibit 3(c).)
   *3(b)      --    By-Laws of CMS Energy. (Designated in CMS Energy's Form 10-K
                    for the year ended December 31, 1994, File No. 1-9513, as
                    Exhibit 3(c).)
   *4(a)      --    Indenture dated as of September 15, 1992 between CMS Energy
                    Corporation and NBD Bank, as Trustee. (Designated in CMS
                    Energy's Form S-3 Registration Statement filed May 1, 1992,
                    File No. 33-47629, as Exhibit (4)(a).)
                    First Supplemental Indenture dated as of October 1, 1992
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 8-K dated October 1, 1992,
                    File No. 1-9513, as Exhibit (4).)
                    Second Supplemental Indenture dated as of October 1, 1992
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 8-K dated October 1, 1992,
                    File No. 1-9513, as Exhibit 4(a).)

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
                    Third Supplemental Indenture dated as of May 6, 1997 between
                    CMS Energy Corporation and NBD Bank, as Trustee. (Designated
                    in CMS Energy's Form 10-Q for the quarter ended March 31,
                    1997, File No. 1-9513, as Exhibit (4).)
                    Fourth Supplemental Indenture dated as of September 26, 1997 between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's form S-3 Registration Statement filed October 6, 1997, File No. 333-37241, as Exhibit
                    (4)(a).)
                    Fifth Supplemental Indenture dated as of November 4, 1997
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 10-Q for the quarter ended
                    September 30, 1997, File No. 1-9513, as Exhibit (4)(b).)
                    Sixth Supplemental Indenture dated January 13, 1998 between
                    CMS Energy Corporation and NBD Bank, as Trustee. (Designated
                    in CMS Energy's Form 10-K for the year ended December 31,
                    1997, File No. 1-9513, as Exhibit 4(a).)
                    Seventh Supplemental Indenture dated January 25, 1999
                    between CMS Energy Corporation and NBD Bank, as Trustee
                    (Designated in CMS Energy's Form 10-K for the year ended
                    December 31, 1998, File No. 1-9513, as Exhibit 4(d)(i).)
                    Eighth Supplemental Indenture dated February 3, 1999 between
                    CMS Energy Corporation and NBD Bank, as Trustee (Designated
                    in CMS Energy's Form 10-K for the year ended December 31,
                    1998, File No. 1-9513, as Exhibit 4(d)(ii).)
   *4(b)      --    Credit Agreement dated as of July 21, 1997, among CMS Energy
                    Corporation, the Banks, the Administrative Agent, the
                    Collateral Agent, the Documentation Agent, the Syndication
                    Agent, the Co-Agents and the Lead Manager, all as defined
                    therein, and the Exhibits thereto. (Designated in CMS
                    Energy's Form 10-Q for the quarter ended June 30, 1997, File
                    No. 1-9513, as Exhibit (4).)
                    Amendment No. 1 dated January 30, 1998 to Credit Agreement dated July 21, 1997, among CMS Energy, the Banks, the
                    Administrative Agent, the Collateral Agent, the
                    Documentation Agent, the Syndication Agent, the Co-Agents
                    and the Lead Manager, all as defined therein, and the
                    Exhibits thereto. (Designated in CMS Energy's Form S-4
                    Registration Statement file September 10, 1998, File No.
                    333-63229, as Exhibit 4(f).)
                    Amendment No. 2 dated November 2, 1998 to Credit Agreement dated July 21, 1997, among CMS Energy , the Banks, the
                    Administrative Agent, the Collateral Agent, the
                    Documentation Agent, the Syndication Agent, the Co-Agents
                    and the Lead Manager, all as defined therein, and the
                    Exhibits thereto. (Designated in CMS Energy's Form 10-K for the year ended December 31, 1998, File No. 1-9513, as
                    Exhibit 10(b)(i).)
   *4(c)      --    Form of Exchange Note (Designated in CMS Energy's Form 10-K
                    for the year ended December 31, 1998, File No. 1-9513, as
                    Exhibit (4)(d)(ii)).

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
    4(d)      --    Registration Rights Agreement dated as of February 3, 1999 by and among CMS Energy Corporation and Donaldson, Lufkin &
                    Jenrette Securities Corporation, Barclays Capital Inc, Chase
                    Securities Inc., and NationsBanc Montgomery Securities LLC.
    5         --    Opinion of Michael D. Van Hemert, Assistant General Counsel
                    for CMS Energy.
    8         --    Opinion of Theodore J. Vogel, Tax Counsel for CMS Energy,
                    regarding tax matters.
  *12         --    Statement re: computation of Ratios of Earnings to Fixed
                    Charges (Designated in CMS Energy's Form S-3 dated April 7,
                    1999, File No. 333-75805, as Exhibit (12).)
   23(a)      --    Consent of Michael D. Van Hemert, Assistant General Counsel
                    for CMS Energy (included in Exhibit 5 above).
   23(b)      --    Consent of Theodore J. Vogel, Tax Counsel for CMS Energy
                    (included in Exhibit 8 above).
   23(c)      --    Consent of Arthur Anderson LLP.
   24         --    Power of Attorney
  *25         --    Statement of Eligibility and Qualification of NBD Bank
                    (Trustee under the Supplemental Indenture) (Designated in
                    CMS Energy's Form S-3 dated April 7, 1999, File No.
                    333-75805, as Exhibit (25)(a)).
   99(a)      --    Form of Letter of Transmittal for the 6.75% Senior Notes,
                    Due 2004, Series B.
   99(b)      --    Certification of Taxpayer Identification Number on
                    Substitute Form W-9.
   99(c)      --    Form of Notice of Guaranteed Delivery.

-------------------------

     * Previously filed

     Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.

ITEM 22. UNDERTAKINGS.

     The undersigned registrants hereby undertake:

     (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and be governed by the final adjudication of such issue.

     (3) To respond to requests for information that is incorporated by reference in to the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (4) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, and State of Michigan, on April 27, 1999.

                                          CMS ENERGY CORPORATION

                                          By:         /s/ AM WRIGHT
                                             -----------------------------------
                                                       Alan M. Wright
                                               Senior Vice President and Chief
                                                      Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on April 27, 1999.

                    NAME                                            TITLE
                    ----                                            -----
(I) PRINCIPAL EXECUTIVE OFFICER:

        /s/ WILLIAM T. MCCORMICK, JR.            Chairman of the Board, Chief Executive
---------------------------------------------    Officer and Director
          William T. McCormick, Jr.

(II) PRINCIPAL FINANCIAL OFFICER:

                /s/ AM WRIGHT                    Senior Vice President and Chief Financial
---------------------------------------------    Officer
               Alan M. Wright

(III) CONTROLLER AND PRINCIPAL ACCOUNTING OFFICER

               /s/ P.D. HOPPER                   Senior Vice President, Controller and Chief
---------------------------------------------    Accounting Officer
              Preston D. Hopper

                      *                          Director
---------------------------------------------
              (John M. Deutch)

                      *                          Director
---------------------------------------------
            (James J. Duderstadt)

                      *                          Director
---------------------------------------------
           (Kathleen R. Flaherty)

                      *                          Director
---------------------------------------------
             (Victor J. Fryling)

                    NAME                                            TITLE
                    ----                                            -----
                      *                          Director
---------------------------------------------
              (Earl D. Holton)

                      *                          Director
---------------------------------------------
             (William U. Parfet)

                      *                          Director
---------------------------------------------
              (Percy A. Pierre)

                      *                          Director
---------------------------------------------
              (Kenneth L. Way)

                      *                          Director
---------------------------------------------
              (Kenneth Whipple)

                      *                          Director
---------------------------------------------
             (John B. Yasinsky)

              By: /s/ AM WRIGHT
  ----------------------------------------
               Alan M. Wright
              Attorney-in-Fact

                               INDEX TO EXHIBITS

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
   *3(a)      --    Restated Articles of Incorporation of CMS Energy.
                    (Designated in CMS Energy's form S-4 dated June 6, 1995,
                    File No. 33-60007, as Exhibit 3(c).)
   *3(b)      --    By-Laws of CMS Energy. (Designated in CMS Energy's Form 10-K
                    for the year ended December 31, 1994, File No. 1-9513, as
                    Exhibit 3(c).)
   *4(a)      --    Indenture dated as of September 15, 1992 between CMS Energy
                    Corporation and NBD Bank, as Trustee. (Designated in CMS
                    Energy's Form S-3 Registration Statement filed May 1, 1992,
                    File No. 33-47629, as Exhibit (4)(a).)
                    First Supplemental Indenture dated as of October 1, 1992
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 8-K dated October 1, 1992,
                    File No. 1-9513, as Exhibit (4).)
                    Second Supplemental Indenture dated as of October 1, 1992
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 8-K dated October 1, 1992,
                    File No. 1-9513, as Exhibit 4(a).)
                    Third Supplemental Indenture dated as of May 6, 1997 between
                    CMS Energy Corporation and NBD Bank, as Trustee. (Designated
                    in CMS Energy's Form 10-Q for the quarter ended March 31,
                    1997, File No. 1-9513, as Exhibit (4).)
                    Fourth Supplemental Indenture dated as of September 26, 1997 between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's form S-3 Registration Statement filed October 6, 1997, File No. 333-37241, as Exhibit
                    (4)(a).)
                    Fifth Supplemental Indenture dated as of November 4, 1997
                    between CMS Energy Corporation and NBD Bank, as Trustee.
                    (Designated in CMS Energy's Form 10-Q for the quarter ended
                    September 30, 1997, File No. 1-9513, as Exhibit (4)(b).)
                    Sixth Supplemental Indenture dated January 13, 1998 between
                    CMS Energy Corporation and NBD Bank, as Trustee. (Designated
                    in CMS Energy's Form 10-K for the year ended December 31,
                    1997, File No. 1-9513, as Exhibit 4(a).)
                    Seventh Supplemental Indenture dated January 25, 1999
                    between CMS Energy Corporation and NBD Bank, as Trustee
                    (Designated in CMS Energy's Form 10-K for the year ended
                    December 31, 1998, File No. 1-9513, as Exhibit 4(d)(i).)
                    Eighth Supplemental Indenture dated February 3, 1999 between
                    CMS Energy Corporation and NBD Bank, as Trustee (Designated
                    in CMS Energy's Form 10-K for the year ended December 31,
                    1998, File No. 1-9513, as Exhibit 4(d)(ii).)

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
   *4(b)      --    Credit Agreement dated as of July 21, 1997, among CMS Energy
                    Corporation, the Banks, the Administrative Agent, the
                    Collateral Agent, the Documentation Agent, the Syndication
                    Agent, the Co-Agents and the Lead Manager, all as defined
                    therein, and the Exhibits thereto. (Designated in CMS
                    Energy's Form 10-Q for the quarter ended June 30, 1997, File
                    No. 1-9513, as Exhibit (4).)
                    Amendment No. 1 dated January 30, 1998 to Credit Agreement dated July 21, 1997, among CMS Energy, the Banks, the
                    Administrative Agent, the Collateral Agent, the
                    Documentation Agent, the Syndication Agent, the Co-Agents
                    and the Lead Manager, all as defined therein, and the
                    Exhibits thereto. (Designated in CMS Energy's Form S-4
                    Registration Statement file September 10, 1998, File No.
                    333-63229, as Exhibit 4(f).)
                    Amendment No. 2 dated November 2, 1998 to Credit Agreement dated July 21, 1997, among CMS Energy , the Banks, the
                    Administrative Agent, the Collateral Agent, the
                    Documentation Agent, the Syndication Agent, the Co-Agents
                    and the Lead Manager, all as defined therein, and the
                    Exhibits thereto. (Designated in CMS Energy's Form 10-K for the year ended December 31, 1998, File No. 1-9513, as
                    Exhibit 10(b)(i).)
   *4(c)      --    Form of Exchange Note (Designated in CMS Energy's Form 10-K
                    for the year ended December 31, 1998, File No. 1-9513, as
                    Exhibit (4)(d)(ii)).
    4(d)      --    Registration Rights Agreement dated as of February 3, 1999 by and among CMS Energy Corporation and Donaldson, Lufkin &
                    Jenrette Securities Corporation, Barclays Capital Inc, Chase
                    Securities Inc., and NationsBanc Montgomery Securities LLC.
    5         --    Opinion of Michael D. Van Hemert, Assistant General Counsel
                    for CMS Energy.
    8         --    Opinion of Theodore J. Vogel, Tax Counsel for CMS Energy,
                    regarding tax matters.
  *12         --    Statement re: computation of Ratios of Earnings to Fixed
                    Charges (Designated in CMS Energy's Form S-3 dated April 7,
                    1999, File No. 333-75805, as Exhibit (12).)
   23(a)      --    Consent of Michael D. Van Hemert, Assistant General Counsel
                    for CMS Energy (included in Exhibit 5 above).
   23(b)      --    Consent of Theodore J. Vogel, Tax Counsel for CMS Energy
                    (included in Exhibit 8 above).
   23(c)      --    Consent of Arthur Andersen LLP.
   24         --    Power of Attorney
  *25         --    Statement of Eligibility and Qualification of NBD Bank
                    (Trustee under the Supplemental Indenture) (Designated in
                    CMS Energy's Form S-3 dated April 7, 1999, File No.
                    333-75805, as Exhibit (25)(a)).

EXHIBIT NO.                                 DESCRIPTION
-----------                                 -----------
   99(a)      --    Form of Letter of Transmittal for the 6.75% Senior Notes,
                    Due 2004, Series B.
   99(b)      --    Certification of Taxpayer Identification Number on
                    Substitute Form W-9.
   99(c)      --    Form of Notice of Guaranteed Delivery.

-------------------------
     * Previously filed

     Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.